HARMONY GOLD MINING COMPANY LIMITED

Technical Report Summary of the
Mineral Resources and Mineral Reserves
for
Free State Surface Operations
Free State Province, South Africa

Effective Date: 30 June 2022
Final Report Date: 15 July 2022

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

IMPORTANT NOTICE

This Technical Report Summary has been prepared for Harmony Gold Mining Company Limited in support of disclosure and filing requirements with the United States Securities and Exchange Commission’s (SEC) under Regulation S-K 1300; 229.601(b)(96). The quality of information, estimates, and conclusions contained in this Technical Report Summary apply as of the effective date of this report. Subsequent events that may have occurred since that date may have resulted in material changes to such information, estimates and conclusions in this summary. No other party is entitled to rely on this report beyond its intended use and any reliance by a third party on this report is done so at that party’s own risk.

Effective Date: 30 June 2022 i

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
Signature Page

/s/ Bareng Joseph Selebogo
___________________________________
Mr Bareng Joseph Selebogo
NHD Mineral Resource Management
SAGC (No. MS 0151), MSCC (No. 1900)
Ore Reserve Manager
Harmony Gold Mining Company Limited

Effective Date: 30 June 2022
Final Report Date: 15 July 2022

Effective Date: 30 June 2022 i

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

List of Contents

1	Executive Summary			1
2	Introduction			8
3	Property Description and Location			9
	3.1	Property Description and Location		9
		3.1.1	Phoenix Project	9
		3.1.2	Central Plant Reclamation	9
		3.1.3	Free State Tailings	9
	3.2	Mineral Tenure		14
	3.3	Property Permitting Requirements		14
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography			16
	4.1	Accessibility		16
	4.2	Physiology and Climate		16
	4.3	Local Resources and Infrastructure		16
5	History			17
	5.1	Historical Ownership and Development		17
		5.1.1	Phoenix Project	17
		5.1.2	Central Plant Reclamation	17
	5.2	Historical Exploration		17
	5.3	Previous Mineral Resource and Mineral Reserve Estimates		18
	5.4	Past Production		20
6	Geological Setting, Mineralisation and Deposit			22
	6.1	Regional Geology		22
	6.2	Local Geology		22
	6.3	Property Geology		24
		6.3.1	TSF	24
		6.3.2	WRDs	25
	6.4	Mineralisation		25
	6.5	Deposit Type		25
	6.6	Commentary on Geological Setting, Mineralisation and Deposit		25
7	Exploration			26
	7.1	Mapping Surveys		26
	7.2	Topographic Surveys		26
	7.3	TSF Surface Drilling Campaigns, Procedures and Results		26
		7.3.1	Drilling Methods	26
		7.3.2	Collar and Downhole Surveys	28
		7.3.3	Logging Procedure	28
		7.3.4	Drilling Results	28
		7.3.5	Sample Recovery	28
		7.3.6	Sample Length and True Thickness	28
	7.4	Hydrogeology		28
	7.5	Geotechnical Data		29
	7.6	Commentary on Exploration		29
8	Sample Preparation, Analyses and Security			30
	8.1	TSFs		30
		8.1.1	Sampling Method and Approach	30
		8.1.2	Density Determination	30
		8.1.3	Sample Security	30
		8.1.4	Sample Storage	30
		8.1.5	Laboratories Used	30

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

		8.1.6	Laboratory Sample Preparation Procedures	30
		8.1.7	Assaying and Analytical Procedures	31
		8.1.8	Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)	32
		8.1.9	Sampling and Assay QAQC Results	33
	8.2	WRDs		34
		8.2.1	Sampling Method and Approach	34
		8.2.2	Density Determination	34
		8.2.3	Sample Security	35
		8.2.4	Sample Storage	35
		8.2.5	Laboratories Used	35
		8.2.6	Laboratory Sample Preparation Procedures	35
		8.2.7	Assaying and Analytical Procedures	35
		8.2.8	Sampling and Assay QC Procedures and QA and Results	35
	8.3	Commentary on Sample Preparation, Analyses and Security		36
9	Data verification			37
	9.1	Databases		37
	9.2	Data Verification Procedures		37
	9.3	Limitations to the Data Verification		37
	9.4	Comment on Data Verification		37
10	Mineral Processing and Metallurgical Testing			38
11	Mineral Resource Estimate			39
	11.1	TSFs - Mineral Resource Estimation Methods		39
		11.1.1	Geological (Sampling) Database	39
		11.1.2	Global Statistics	40
		11.1.3	Compositing	40
		11.1.4	Capping	40
		11.1.5	Variography	41
		11.1.6	3D Model	41
		11.1.7	Grade Estimation	41
		11.1.8	Density Assignment	41
		11.1.9	Block Model Validation	43
	11.2	WRDs - Mineral Resource Estimation Methods		43
		11.2.1	Geological (Sampling) Database	43
		11.2.2	Global Statistics	43
		11.2.3	Compositing	43
		11.2.4	Variography	43
		11.2.5	Volume Model	43
		11.2.6	Grade Estimation	43
		11.2.7	Density Assignment	44
		11.2.8	Block Model Validation	44
	11.3	Mineral Resource Evaluation		44
	11.4	Mineral Resource Classification and Uncertainties		44
		11.4.1	TSFs	44
		11.4.2	WRDs	44
	11.5	Mineral Resource Estimate		44
	11.6	Mineral Resource Reconciliation		49
	11.7	Audits and Reviews		50
	11.8	Commentary on Mineral Resource Estimate		50
12	Mineral Reserve Estimate			51
	12.1	Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve		51
	12.2	Modifying Factors		51

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

	12.3	Mineral Reserve Estimate		52
	12.4	Mineral Reserve Reconciliation		53
	12.5	Commentary on Mineral Reserve Estimate		53
13	Mining Method			54
	13.1	Mine Design		54
		13.1.1	TSFs	54
		13.1.2	WRDs	54
	13.2	Mine Plan Development and LOM Schedule		56
	13.3	Geotechnical and Hydrological Considerations		56
	13.4	Dilution and Grade Control		59
	13.5	Ore Transport		59
	13.6	Mining Equipment and Machinery		60
	13.7	Mining Personnel		60
	13.8	Commentary on Mining Method		60
14	Processing and Recovery Methods			61
	14.1	Saaiplaas Plant		61
		14.1.1	Mineral Processing Description	61
		14.1.2	Plant Throughput, Design, Equipment Characteristics and Specifications	61
		14.1.3	Energy, Water, Process Material and Personnel Requirements	63
	14.2	Central Plant		63
		14.2.1	Mineral Processing Description	63
		14.2.2	Plant Throughput, Design, Equipment Characteristics and Specifications	63
		14.2.3	Energy, Water, Process Material and Personnel Requirements	65
	14.3	Free State Tailings (PFS)		65
		14.3.1	Harmony One Plant Mineral Processing Description	65
		14.3.2	Target Plant Mineral Processing Description	66
	14.4	Commentary on the Processing and Recovery Methods		66
15	Infrastructure			67
	15.1	Tailings Storage Facilities (Depositional TSFs)		67
		15.1.1	Saaiplaas Plant	67
		15.1.2	Central Plant	67
	15.2	Pipelines and Conveyors		72
	15.3	Power and Electrical		72
	15.4	Water Usage		72
	15.5	Logistics and Supply		72
	15.6	Commentary on Infrastructure		72
16	Market Studies			73
	16.1	Market Overview		73
	16.2	Global Production and Supply		73
		16.2.1	New Mine Production	73
		16.2.2	Recycling	73
	16.3	Global Consumption and Demand		73
		16.3.1	Jewellery	73
		16.3.2	Investment	73
		16.3.3	Currency	74
	16.4	Gold Price		74
		16.4.1	Historical Gold Price	74
		16.4.2	Forecast Gold Price	74
		16.4.3	Harmony Group Gold Hedging Policy	74
	16.5	Commentary on Market Studies		76
	16.6	Material Contracts		76

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

17	Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups			77
	17.1	Results of Environmental Studies		77
	17.2	Waste and Tailings Disposal, Monitoring & Water Management		77
	17.3	Permitting and Licences		78
	17.4	Local Stakeholder Plans and Agreements		79
	17.5	Mine Closure Plans		79
	17.6	Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups		79
	17.7	Local Procurement and Hiring		79
	17.8	Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups		80
18	Capital and Operating Costs			81
	18.1	Phoenix Project		81
	18.2	Central Plant Reclamation		81
	18.3	Free State Tailings		82
	18.4	Comment on Capital and Operating Costs		82
19	Economic Analysis			83
	19.1	Key Economic Assumptions and Parameters		83
		19.1.1	Metallurgical Recoveries	83
		19.1.2	Gold Price	83
		19.1.3	Exchange Rate	83
		19.1.4	Royalties	84
		19.1.5	Capital Expenditure	84
		19.1.6	Operating Expenditure	84
		19.1.7	Working Capital	84
		19.1.8	Taxes	84
		19.1.9	Closure Cost and Salvage Value	84
		19.1.10	Summary	85
	19.2	Economic Analysis		85
		19.2.1	Phoenix Economic Analysis	86
		19.2.2	Central Plant Reclamation Economic Analysis	86
		19.2.3	Free State Tailings Economic Analysis	86
	19.3	Sensitivity Analysis		89
		19.3.1	Phoenix Sensitivity Analysis	90
		19.3.2	Central Plant Reclamation Sensitivity Analysis	90
		19.3.3	Free State Tailings Sensitivity Analysis	90
20	Adjacent properties			91
21	Other Relevant Data and Information			92
22	Interpretation and Conclusions			93
23	Recommendations			95
24	References			96
25	Reliance on Information Provided by the Registrant			97

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

List of Figures

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

List of Tables

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Effective Date: 30 June 2022 ii

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Units of Measure and Abbreviations

Unit / Abbreviation	Description or Definition
°C	degrees Celsius
µm	Micrometres
2D	Two-dimensional
3D	Three-dimensional
AAC	Anglo American Corporation Limited
AAS	Atomic Absorption Spectroscopy
AE	Abnormal expenditure
Ag	Silver
AMIS	African Minerals Standards
Au	Gold
AuBIS	Harmony electronic database
Ave.	Average
BBBEE	Broad Based Black Economic Empowerment
Bn	Billion
c.	Approximately
CIL	Carbon in leach
CIP	Carbon in pulp
CLR	Carbon Leader Reef
cm	Centimetre
cmg/t	Centimetre-grams per tonne
CODM	Chief Operating Decision-Maker
Company	Harmony Gold Mining Company Limited
COP	Code of Practice
COV	Coefficient of Variation
CRG	Central Rand Group
CRM	Certified Reference Material
DatamineTM	Datamine Studio RM or Datamine Studio OP
DMRE	Department of Mineral Resources and Energy
DTM	Digital Terrain Model
DWS	Department of Water and Sanitation
EIA	Environmental Impact Assessment
EMPR	Environmental Management Programme
EMS	Environmental Management System
ESG	Environmental Social and Governance
ETF	Exchange traded fund
EW-SX	Electro-wining solvent extraction
ExplorMine	ExplorMine Consultants
FEL	Front-end loaders
FX	Foreign Exchange rate
g	Gram
g/t	Grams per tonne
g/t	Grams per metric tonne
GISTM	Global Industry Standard on Tailings Management
GPS	Global positioning system
Ha	Hectares
Harmony	Harmony Gold Mining Company Limited
HPE	Hydro-powered
ICP	Inductively coupled plasma

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

ID2	Inverse Distance Squared
Kg	Kilogram
km	Kilometre
km2	Square kilometre
kWh	Kilowatt-hour
LBMA	London Bullion Market Association
LiDAR	Light detection and ranging
LIMS	Laboratory Information System
LOM	Life of Mine
Ltd	Limited
m	Metre
M	Million
m3/hr	Cubic metres per hour
masl	Metres above sea level
MCC	Mining Charter Compliance
MCF	Mine Call Factor
Mintek	South Africa's national mineral research organisation
Mlb	Million pounds
Moz	Million troy ounces
MPRDA	Mineral and Petroleum Resources Development Act, 28 of 2002
Mt	Million tonnes
Mtpa	Million tonnes per annum
Mtpm	Million tonnes per month
NEMA	National Environmental Management Act, 107 of 1998
No.	Number
NPV	Net present value
OK	Ordinary Kriging
OTC	Over the counter
oz	Troy ounce
PFS	Pre Feasibility Study
PSD	Particle Size Distribution
Pty	Proprietary
QA/QC	Quality Assurance/Quality Control
QP	Qualified Person
ROM	Run-of-Mine
SACNASP	South African Council for Natural Scientific Professions
SAMREC Code	The South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves
SANAS	South African National Accreditation System
Savuka	Savuka Gold Mine
SD	Standard Deviation
SEC	Securities and Exchange Commission
SLP	Social Labour Plan
t	Metric tonne
t/m3	Tonne per cubic metre
TRS	Technical Report Summary
TSF	Tailings Storage Facility
Tswelopele Beneficiation Operation	Tswelopele Beneficiation Operation (Pty) Limited
USD	United States Dollars
USD/oz	United States Dollar per troy ounce
WRD	Waste Rock Dump

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

WRG	West Rand Group
WUL(s)	Water Use Licence(s)
XRF	X-ray fluorescence
ZAR	South African Rand
ZAR/kg	South African Rand per kilogram

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Glossary of Terms

Term	Definition
Cut-off grade	Cut-off grade is the grade (i.e. the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio.
Dilution	Unmineralized rock that is by necessity, removed along with ore during the mining process that effectively lowers the overall grade of the ore.
Head grade	The average grade of ore fed into the mill.
Economically viable	Economically viable, when used in the context of Mineral Reserve determination, means that the qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions.
Indicated Mineral Resource	Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a probable Mineral Reserve.
Inferred Mineral Resource	Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral Reserve.
Kriging	A method of interpolation based on Gaussian process governed by prior covariances. It uses a limited set of sampled data points to estimate the value of a variable over a continuous spatial field
Mine Call Factor	The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling.
Measured Mineral Resource	Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.
Mineral Reserve	Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
Mineral Resource	Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.
Modifying Factors	Modifying factors are the factors that a qualified person must apply to Indicated and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A qualified person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resources to Proven and Probable Mineral Reserves. These factors include but are not restricted to; mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Pre-Feasibility Study	A pre-feasibility study (or preliminary feasibility study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product.
(1) A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable.
(2) A pre-feasibility study is less comprehensive and results in a lower confidence level than a feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an initial assessment.
Probable Mineral Reserve	Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource.
Proven Mineral Reserve	Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource.
Qualified Person	A qualified person is:
(1) A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and
(2) An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:
(i) Be either:
(A) An organization recognized within the mining industry as a reputable professional association; or
(B) A board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field;
(ii) Admit eligible members primarily on the basis of their academic qualifications and experience;
(iii) Establish and require compliance with professional standards of competence and ethics;
(iv) Require or encourage continuing professional development;
(v) Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and
(vi) Provide a public list of members in good standing.
Tailings	Finely ground rock of low residual value from which valuable minerals have been extracted is discarded and stored in a designed dam facility.
Tailings Freeboard	The vertical height between the beached tailings against the embankment crest and the crest itself.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
1Executive Summary
Section 229.601(b)(96) (1)
The Qualified Person(s) (“QP”) of Harmony Gold Mining Company Limited (“Harmony” or the “Company”) have prepared this Technical Report Summary (“TRS”) to disclose the Mineral Resource and Mineral Reserve estimates for the Company’s Free-State Surface Operations. The TRS has been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) property disclosure regulations, S-K 1300, with an effective date as at 30 June 2022. No material changes have occurred between the effective date and the date of signature of this TRS.

Property Description
The Free State Surface Operations are located near the towns of Welkom and Virginia, Free State Province, South Africa. The operations reclaim and re-treat local surface tailings storage facilities (“TSFs”) and waste rock dumps (“WRDs”).

The Free State Surface Operations comprise Mineral Resources located in 24 TSFs and 21 WRDs; three of the TSFs are actively being mined and processed through two processing plants. The Free State Surface Operations comprise the following:
•Phoenix Project: This project is currently reclaiming two TSFs which are processed through the Saaiplaas Plant;
•Central Plant Reclamation. This operation is currently reclaiming one TSF which is processed through the Central Plant;
•Free Sate Tailings: This project is at Pre-Feasibility Study ("PFS") level and will include the treatment of 21 TSFs. These TSFs will be processed through any of the plants, and
•WRDs located across Harmony's Free State mining operations.

In 2010, Harmony initiated a programme to mill and process WRDs located across Harmony’s Free State mining operations (including Tshepong Mine, Phakisa Mine, Bambanani Mine, Joel Mine, Masimong Mine and Target 1 Mine). Processing of these WRDs depends entirely on the availability of spare mill capacity at the Harmony One and Target plants. The WRD are scattered across the Welkom and Virginia area in the Free State.

Ownership
The Free-State Surface Operations and their associated mineral rights are wholly owned by Harmony, except for the Phoenix Project. The Phoenix Project is 100% owned by Harmony’s Broad Based Black Economic Empowerment (“BBBEE”) subsidiary, Tswelopele Beneficiation Operation (Pty) Limited (“Tswelopele Beneficiation Operation”), of which Harmony is a 76% shareholder (5% held by the Harmony Community Trust).

Geology and Mineralisation
Material contained in the TSFs and WRDs originates from deep level gold mines, operated by Harmony and other mining companies. The mining operations predominantly extract narrow, tabular gold-bearing conglomerate reefs, namely the Basal, B, Elsburg (EA), Dreyerskruil and Beatrix reefs.

These reefs occur within the Archean Witwatersrand Basin which hosts the Witwatersrand Supergroup succession. The Basal Reef is located at the base of the Harmony Formation, within the Johannesburg Subgroup of the Central Rand Group (“CRG”). The B Reef is part of the Spec Bona Member at the base of the Aandenk Formation, within the Turffontein Subgroup of the CRG. The Beatrix Reef is part of the Earls Court Member of the Aandenk Formation, within the Turffontein Subgroup of the CRG. The Elsburg (EA) and Dreyerskruil reefs occur within the Eldorado Formation of the Turffontein Subgroup, capping the CRG in the Free State Goldfield.

The TSF material is the waste product of crushing, milling and gold extraction by carbon-in-leach (“CIL”) or carbon-in-pulp (“CIP”) methods. As man-made deposits the TSFs not the result of natural sedimentary processes. The grade of the TSFs is a function by the grade of the original reef sources, and the efficiency of the processing method at the time of treatment.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
The WRDs comprise unconsolidated, untreated, low grade gold-bearing rock extracted from underground workings during the mining process. These WRDs are also man-made and are not formed as a result of natural sedimentary processes. They exhibit no structure or continuity. The grade of the WRDs is a function of the grade of the original reef sources.

The most significant mineral in the TSFs and WRDs is quartz, which makes up more than 60% of the bulk mineral composition. The gold predominantly occurs in association with pyrite. Other minerals identified include silver, copper, iron oxide, nickel, bismuth, uranium, lead and zinc from the Basal, B, Elsburg (EA), Dreyerskruil and Beatrix conglomerates.

Current Status of Exploration, Development and Operation
Exploration of Free State Surface Operations was undertaken between 2007 to 2020. Exploration of TSFs and WRDs is typically undertaken using auger drilling and/or sampling campaigns to determine their in-situ gold grade and economic potential. No TSF drilling is planned for 2022.

The Free State Surface Operations also include TSFs which are active (i.e., currently receiving tailings from Harmony’s processing plants). These active TSFs will only be sampled once they go out of service.

There are currently three active mining or reclamation sites.

The Phoenix Project’s Brand A (PB Dam A) and Dam 21 (or No. 21) TSFs are being reclaimed and processed at the Saaiplaas Plant. Although the Phoenix operation is nearing the end of its life, its next feed source will be FSS6 when Brand A has been depleted.

The FSS5 TSF is actively being mined as part of the Central Plant Reclamation and is processed at the Central Plant and is expected to be depleted in 2028 whereafter FSS3 will be introduced as a new source commencing in 2027.

The Free Sate Tailings are scheduled to be processed as the current TSF’s being processed are depleted. They will be introduced to replace the current sources accordingly.

Mineral Resource Estimate
The current Mineral Resources for the TSFs were estimated using Datamine™ Studio RM modelling software (“DatamineTM”), based on a validated database. The database contained auger drill hole sampling data obtained until June 2020. The QP created three-dimensional (“3D”) digital terrain models (“DTM”) based on the TSF topographical survey results and gold values were estimated primarily using the inverse distance squared (“ID2”) grade interpolation method.

The Mineral Resources for the WRDs were also estimated using 3D DTMs to constrain the volumes. In this case, the gold grade was estimated by using the weighted average of the sampling results. Cognisance was also taken of the known gold grades of the source rock and recent production results.

The Mineral Resources were originally prepared, classified and reported according to the 2016 edition of the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves (“SAMREC Code, 2016”). For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K.

The QP compiling the Mineral Resource estimates for both the TSFs and WRDs is Mr BJ Selebogo, Mineral Reserve Manager and an employee of Harmony.

The Mineral Resource estimate, as at 30 June 2022, exclusive of the reported Mineral Reserves, is summarised in Table 1-1 and Table 1-2 for the TSFs and WRDs, respectively. The estimate accounts for depletions up to 30 June 2022.

Effective Date: 30 June 2022 2

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 1-1: Summary of the Free State Surface Operations TSF Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	Phoenix Project	21.852	0.27	5,855
	Central Plant Reclamation	-	-	-
	Free State Tailings	82.788	0.27	22,487
Sub Total / Ave. Measured		104.640	0.27	28,342
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.00	0
Total / Ave. Measured + Indicated		104.640	0.27	28,342
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	15.459	0.19	2,937
Total / Ave. Inferred		15.459	0.19	2,937
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	Phoenix Project	24.088	0.008	0.188
	Central Plant Reclamation	-	-	-
	Free State Tailings	91.258	0.008	0.723
Sub Total / Ave. Measured		115.346	0.008	0.911
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.000	0.000
Total / Ave. Measured + Indicated		115.346	0.008	0.911
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	17.041	0.006	0.094
Total / Ave. Inferred		17.041	0.006	0.094
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is not reported for any of the projects.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

Effective Date: 30 June 2022 3

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 1-2: Summary of the Free State Surface Operations WRD Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	N/A	-	-	-
Indicated	N/A	1.055	0.39	413
Total / Ave. Measured + Indicated		1.055	0.39	413
Inferred	N/A	16.950	0.43	7,292
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t Au)	Gold Content (Moz)
Measured	N/A	-	-	-
Indicated	N/A	1.163	0.011	0.013
Total / Ave. Measured + Indicated		1.163	0.011	0.013
Inferred	N/A	18.684	0.013	0.234
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is not reported for any of the projects.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

Mineral Reserve Estimate
The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

Mineral Reserves are derived from the Mineral Resources, a detailed business plan and the operational planning processes. The planning team utilises and takes into consideration historical technical parameters achieved. In addition, Mineral Resource conversion to Mineral Reserves considers modifying factors, plant call factor, and plant recovery factors.

The Mineral Reserve estimate is declared as delivered to the plant for all TSFs and reported as at 30 June 2022. The plant recovery Modifying Factor is used to estimate the total gold recovered from the Mineral Reserve estimate which is used in the economic analysis. The Mineral Reserves estimate for Free State Surface Operations TSFs are shown in Table 1-3.

There are no Mineral Reserves estimated for the WRDs.

The QP responsible for the Mineral Reserves estimates for the TSFs is Mr BJ Selebogo, Mineral Reserve Manager and an employee of Harmony.

Effective Date: 30 June 2022 4

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 1-3: Summary of the Free State Surface Operations TSF Mineral Reserves estimate as at 30 June, 2022 1-5

METRIC
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	Phoenix Project	36.519	0.29	10,423
	Central Plant Reclamation	-	-	-
	Free State Tailings	86.527	0.27	23,410
Sub Total / Ave Proven		123.046	0.27	33,834
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	47.910	0.27	12,844
	Free State Tailings	578.727	0.22	129,266
Sub Total / Ave Probable		626.638	0.23	142,110
Total / Ave (Proved + Probable)		749.683	0.23	175,943
IMPERIAL
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	Phoenix Project	40.255	0.008	0.335
	Central Plant Reclamation	-	-	-
	Free State Tailings	95.380	0.008	0.753
Sub Total / Ave Proven		135.635	0.008	1.088
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	52.812	0.008	0.413
	Free State Tailings	637.937	0.007	4.156
Sub Total / Ave Probable		690.749	0.007	4.569
Total / Ave (Proved + Probable)		826.384	0.007	5.657
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and gold content (oz) are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.137g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

In the QP’s opinion, Free State Surface Operations’ Phoenix and Central Plant Reclamation are established operations, therefore the Modifying Factors applied in the conversion of Mineral Resources to Mineral Reserves would, at a minimum satisfy the confidence levels for a PFS. The life of mine (“LOM”) plan for Free State Surface Operations uses the Mineral Reserve estimate as a basis and is deemed both technically and economically viable. In addition, the PFS for the Free State Tailings is a reasonable basis for the Mineral Reserve estimate.

Capital and Operating Cost Estimates
The capital cost estimates for the various Free State Surface Operations are determined at corporate level, using the business plan as a basis. The capital cost elements include equipment, infrastructure and operating capital. The capital costs are reported in ZAR terms and on a real basis.

There are no capital costs associated with the Phoenix Project as it is nearing the end of the current mining. FSS 6 has been targeted as its next feed source.

The capital cost estimates for Central Plant Reclamation are presented in Table 1-4.

Effective Date: 30 June 2022 5

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 1-4: Summary of Capital Cost Estimates for Central Plant Reclamation

Capital Cost Element (ZARm)	Total LOM (FY2023 -FY2035)
Surface Source Capital	42.05

A PFS has recently been completed for Free State Tailings. The capital cost estimates, based upon this study, are presented in Table 1-5.

Table 1-5: Summary of Capital Cost Estimates for Free State Tailings

Capital Cost Element	ZAR(m)
Residue Pumping	674.56
Deposition TSF	5,589.28
Return Water	100.01
One Plant	610.02
Target Plant	203.34
Reclamation Stations	2,670.25
Total Capital Cost	9,847.46

The operating cost estimates for the Free State Surface Operations are categorised into eight allocated cost categories. The operating costs are reported in ZAR terms and on a real basis. A summary of Phoenix Project and Central Plant Reclamation operating cost estimates are presented in Table 1-6 and Table 1-7, respectively.

Table 1-6: Summary of Operating Cost Estimates for Phoenix Project

Operating Costs	ZAR/t (Processed)
Wages - Payroll 1	1.42
Wages - Payroll 2	0.31
Stores and materials	2.31
Electric power and water	5.79
Outside contractors	10.99
Other	0.23
Refining charge allocation	0.40
Hostel cost allocation	0.01
Treatment cost allocation	58.63
Mine Overheads	0.09
Total Operating Cost	80.17

Table 1-7: Summary of Operating Cost Estimate for Central Plant Reclamation

Operating Costs	ZAR/t (Processed)
Stores and materials	1.99
Electric power and water	5.60
Outside contractors	9.53
Other	0.08
Refining charge allocation	0.46
Assay cost allocation	0.11
Treatment cost allocation	57.33
Mine Overheads	5.98
Total Operating Cost	81.09

An average cost of ZAR70.13/t is applied to the Free State Tailings cash flow. This is based upon the recent operating costs from Phoenix and Central Plant Reclamation.

Effective Date: 30 June 2022 6

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Permitting Requirements
To successfully operate a mining or reclamation operation in South Africa, the State requires compliance with applicable environmental laws, regulations, permits and standards.

Free State Surface Operations adheres to said compliance and regulatory standards and have, in addition, implemented an Environmental Management System in line with the ISO 14001. Free State Surface Operations has all permits required to operate. The status of the permits held by the company are presented in Table 1-8.

Table 1-8: Status of Environmental Permits and Licences

Operation	Permit / Licence	Reference No.	Issued By	Date Granted	Validity
Phoenix Project	Atmospheric Air Emission Licence- Exemption	LDM/AEL/YMK/017	Lejweleputswa District Municipality	05-Nov-18	N/A
	Water Permit	1214N	DWS	N/A	LOM
Central Plant Reclamation	Atmospheric Air Emission Licence	LDM/AEL/YMK/012	Lejweleputswa District Municipality	05-Nov-18	06-Nov-23
	Water Permit	1214N	DWS	N/A	LOM
General	Environmental Management Programme	FS30/5/1/2/3/2/1(82) EM	DMRE	12-Mar-10	Valid
Notes: DWS - Department of Water & Sanitation, DMRE - Department of Mineral Resources & Energy

Conclusions
Under the assumptions in this TRS, the Phoenix Project, Central Plant Reclamation and Free State Tailings all show a positive cash flow over the LOM which supports the Mineral Resource and Mineral Reserve estimates. The LOM is achievable under the set of assumptions and parameters used herein.

Recommendations
No recommendation are provided by the QP.

Effective Date: 30 June 2022 7

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
2Introduction
Section 229.601(b)(96) (2) (i-v)
This TRS on Free State Surface Operations has been prepared for the registrant, Harmony. The TRS has been prepared in accordance with the U.S. SEC Disclosure by Registrants Engaged in Mining Operations (disclosure regulations S-K 1300). It has been prepared to meet the requirements of Section 229.601(b)96 - Technical Report Summary. The purpose of this TRS is to provide open and transparent disclosure of all material, exploration activities, Mineral Resource and Mineral Reserve information to enable the investor to understand the Free State Surface Operations, which forms part of Harmony’s activities.

This TRS has been prepared from the following sources of information:
•Competent Persons Report dated 30 June 2022;
•the BP2023 Harmony Corporate Business Plan; and
•published Mineral Resource and Mineral Reserve statement as at 30 June 2022.

This TRS was prepared by QPs employed on a full-time basis by the registrant. The QPs qualifications, areas of responsibility and personal inspection of the properties are presented in Table 2-1.

Table 2-1: List of Responsible and Contributing Authors

Qualified Person	Professional Organisation	Qualification	TRS Section Responsibility	Personal Insp.
Mr BJ Selebogo	SAGC	MSCC, HND (MRM), Mine Survey CoC	All Sections	Full time
Mr D Fourie	SAIMM	MSc. Eng, GDE	6, 7, 9, 11, 12	Full time
Mr T Leonard	N/A	BSc. (Elec Eng), GCC	5, 6, 7, 8, 11, 12, 19	Full time
Mr T Hlobo	SAIMM	B-Tech Metallurgy, Post Graduate Dip Bus Admin	5, 10, 12, 13, 14, 15	Full time
Mr E Kleinhans	MMMA	B-Tech Metallurgy	5, 10, 12, 13, 14, 15	Full time
Ms M Mbongo	N/A	B-Tech Cost & Man Acc	18, 19	Full time
Mr O Moiloa	N/A	B-Tech Analytical Chemistry	8	Full time
Mr H Mashaba	N/A	BSc. (Hon) Env Man	17	Full time

This TRS is the first filing of such a document with the SEC and has an effective date as at 30 June 2022. No material changes have occurred between the effective date and the date of signature.

Effective Date: 30 June 2022 8

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
3Property Description and Location
Section 229.601(b)(96) (3) (i-vii)
3.1Property Description and Location
The Free State Surface Operations are located near the towns of Welkom and Virginia, Free State Province, South Africa (Figure 3-1). The operations reclaim and re-treat local surface tailings storage facilities (“TSFs”) and waste rock dumps (“WRDs”).

The Free State Surface Operations comprise Mineral Resources located in 24 TSFs and 12 WRDs; three of the TSFs are actively being mined and processed through two processing plants. The Free State Surface Operations comprise the following:
•Phoenix Project: This project is currently reclaiming two TSFs which are processed through the Saaiplaas Plant;
•Central Plant Reclamation. This operation is currently reclaiming one TSF which is processed through the Central Plant;
•Free Sate Tailings: This project is at PFS level and will include the treatment of 21 TSFs. These TSFs will be processed through any of the plants, and
•WRDs located across Harmony's Free State mining operations.

The location of the TSFs situated between Welkom and Virginia is presented in Figure 3-2. The location of the WRDs is presented in Figure 3-3. A summary of the TSFs, their depositional status and treatment plant is provided in Table 3-1. The summary of WRDs, their depositional status and treatment plant is presented in Table 3-2

In 2010, Harmony initiated a programme to mill and process WRDs located across Harmony’s Free State mining operations (including Tshepong Mine, Phakisa Mine, Bambanani Mine, Joel Mine, Masimong Mine and Target 1 Mine). Processing of these WRDs depends entirely on the availability of spare mill capacity at the Harmony One and Target plants. The WRD are scattered across the Welkom and Virginia area in the Free State.

3.1.1Phoenix Project
Phoenix Project is a tailings retreatment operation located approximately 6km north of the town of Virginia; it currently retreats material from the Dam A (PB Dam A) and Dam 21 TSFs using the Saaiplaas Plant. The Saaiplaas Plant is located at latitude 28°03’37.68”S and longitude 26°53’14.59”E (Figure 3-2).

The Phoenix Project is nearing the end of its current ore sources and the next source that will be introduced is FSS6.

3.1.2Central Plant Reclamation
The Central Plant Reclamation currently retreats material from the FSS5 TSF using the Central Plant. The FSS5 TSF is located close to the southern edge of the town of Welkom, while the Central Plant is located approximately 7km southeast of the Saaiplaas Plant at a latitude of 28°02’8.36”S and a longitude of 26°52’8.99”E (Figure 3-2).

Commissioning of the Central Plant began in June 2017 with ramp-up to a capacity of 300ktpm achieved by the end of July 2017. The plant was originally built to process WRDs and was converted into a tailings retreatment plant in 2017.

3.1.3Free State Tailings
The Free State Tailings is currently at PFS stage. Although the results of the study completed in 2009 indicate a positive net present value (“NPV”), the project has not yet been commissioned. The project currently comprises the 19 TSFs.

Effective Date: 30 June 2022 9

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 3-1: Location of Harmony’s Free State Operations

Pretoria
Johannesburg
Bloemfontein
Durban
Cape Town
Kroonstad
N
Target 1
Target Plant
Allanridge
Target 3
Tshepong
Wesselsbron
Phakisa
Masimong
Hennenman
Welkom
Bambanani
Harmony One Plant
Saaiplaas Plant
Central Plant
Ventersburg
Virginia
Joel
Free State Operations
Towns/residential areas
Shaft position
Plant
National roads
Regional roads
Rail
0
10km
26°15'E
26°30'E
26°45'E
27°00'E
27°15'E
27°45'S
28°00'S
28°15'S

Effective Date: 30 June 2022 10

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 3-2: Location of Free State Surface Operations’ TSFs between Welkom and Virginia

N
Welkom
Mine Services and Transport
Target 1
Target 3
Tshepong
Phakisa
Masimong
Bambanani
Joel
Free State Operations
27°58'S
Hostel
Masimong 4
FSS5
FSS3
FSS1
PB Dam C
PB Dam D
PB Dam B
PB Dam A
Saaiplaas 3
Saaiplaas 3
Bambanani West
FSS4
FSS6
SP6
Saaiplaas Plant
Saaiplaas 2
Saaiplaas 2
Saaiplaas 1
28°02'S
SP4
SP1
SP2
SP5a
SP5b
SP3
Bambanani East (PS4)
Bambanani Shaft
FSS7
Evaporation Dams
Harmony 4
Central Plant
Dam 21/H3
Unisel
23
Harmony 2
22a-cH1
Harmony 3
Sandrivier
Virginia 1
Virginia 2
28°06'S
Virginia
25
27 Calcine
30
31
30 A
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
Municipal TSF
TSF being Mined
Non-active TSF
Active TSF
Non-active WRD
Dams and Pans
0
2km
26°50'E
26°54'E

Effective Date: 30 June 2022 11

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 3-3: Location of Free State Surface Operations’ WRDs North of Welkom

N
Allanridge
Target 1
Target Plant
Target 2
Target 3
27°46'S
27°50'S
27°54'S
Freddies 9
Freddies 9
Freddies 8
Freddies 7
Tshepong
Tshepong
Odendaalsrus
Freddies 6
Freddies 6
Nyala
Nyala
FSN3A
Phakisa
Freddies 3
FSN2
FSN3B
FSN1
FSN4
Kudu
Kudu
Eland
Eland
Two Plant
Sable
Sable
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
TSF
Non-active WRD
WRD being Mined
Dams and Pans
0
2.5km
26°38'E
26°42'E

Effective Date: 30 June 2022 12

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 3-1: Free State Surface Operations’ TSF Deposits and Processing Route

Operation / Project	Surface Deposit ID	TSF Status	Processing Plant
Phoenix Project	Brand A (PB Dam A)	Active mining	Saaiplaas Plant
	No. 21 (H3)	Active mining
	FSS 6	Dormant
Central Plant Reclamation	FSS3	Dormant	Central Plant
	FSS5	Active mining
Free State Tailings	FSN6	Dormant	Any Plant
	No. 32	Dormant
	FSS1	Dormant
	FSS2 East and West	Active deposition (Harmony One Plant)
	FSS4	Dormant
	FSS7	Dormant
	FSS8 East	Active deposition (from Harmony One Plant)
	FSS8 West	Active deposition (from Harmony One Plant)
	Brand D (PB Dam D)	Active deposition (from Central Plant)
	Saaiplaas 1	Dormant
	Saaiplaas 2 and 3	Dormant
	Saaiplaas 5b	Dormant
	Saaiplaas 6	Dormant
	No. 23 (Central Plant)	Active deposition (from Central Plant)
	No. 30a	Dormant
	No. 33b	Dormant
	No. 34a	Dormant
	Target Slimes Dam	Active deposition (from Central Plant)
	Pres Steyn 9 (Freddies 9)	Dormant

Table 3-2: Free State Surface Operations’ WRDs Deposits and Processing Route

Operation / Project	Surface Deposit ID	TSF Status	Processing Plant
WRDs	Freddies 3#	Dormant	Target Plant
	Freddies 9	Active mining
	Bambanani East (PS 4#)	Dormant	Harmony One Plant
	Tshepong	Active mining
	Nyala #	Active mining
	Kudu #	Dormant
	Sable #	Dormant
	Eland #	Dormant
	Freddies 6#	Dormant
	Saaiplaas 2#	Dormant
	Saaiplaas 3#	Dormant
	Brand 2	Dormant

Effective Date: 30 June 2022 13

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
3.2Mineral Tenure
The mineral tenure of the Free State Surface Operations, under which the activity of reclaiming TSFs and WRDs are permitted, falls within the mining rights held by Harmony. The different mining right areas and associated TSFs and WRDs that form part of the Free State Surface Operations is indicated in Figure 3-4 and detailed in Table 3-3.

Table 3-3: Mining Rights and associated TSF and WRDs

TSF Name	Licence Type	Reference No.	Effective Date	Expiry Date	Mineral
Brand A (PB Dam A)	MR	82	11-Dec-07	10-Dec-29	Au
No. 21 (H3)	MR	82	11-Dec-07	10-Dec-29	Au
FSS3	MR	227	11-Dec-07	10-Dec-29	Au
FSS5	MR	227	11-Dec-07	10-Dec-29	Au
FSS6	MR	227	11-Dec-07	10-Dec-29	Au
FSN6	MR	227	11-Dec-07	10-Dec-29	Au
No. 32	MR	82	11-Dec-07	10-Dec-29	Au
FSS1	MR	227	4-Feb-10	10-Dec-29	Au, Ag, Cu, Fe, Ni, Bi, U, Pb, Zn
FSS2 East and West	MR	83/227	11-Dec-07	10-Dec-29	Au
FSS4	MR	83	11-Dec-07	10-Dec-29	Au
FSS7	MR	83	11-Dec-07	10-Dec-29	Au
FSS8 East	MR	82	11-Dec-07	10-Dec-29	Au
FSS8 West
Brand D (PB Dam D)	MR	Welkom no MR	11-Dec-07	10-Dec-29	Au
Saaiplaas 1	MR	82	11-Dec-07	10-Dec-29	Au
Saaiplaas 3 and 2	MR	82	11-Dec-07	10-Dec-29	Au
Saaiplaas 5b	MR	82	11-Dec-07	10-Dec-29	Au
Saaiplaas 6	MR	82	11-Dec-07	10-Dec-29	Au
No. 23 (Central Plant)	MR	82	11-Dec-07	10-Dec-29	Au
No. 30a	MR	82	11-Dec-07	10-Dec-29	Au
No. 33b	MR	82	11-Dec-07	10-Dec-29	Au
No. 34a	MR	82	11-Dec-07	10-Dec-29	Au
Target Slimes Dam	MR	225	12-Dec-13	11-Dec-26	Au, Ag, Cu, Fe, Ni, Bi, U, Pb, Zn
Pres Steyn 9 (Freddies 9)	MR	226	4-Feb-10	3-Feb-40	Au, Ag, Cu, Fe, Ni, Bi, U, Pb, Zn

3.3Property Permitting Requirements
Free State Surface Operations has all the permits required to operate and to realise the current life of mine (“LOM”) plan reflected in the Mineral Reserve estimate.

The TSFs and WRDs are located within Harmony’s various mining rights. Harmony has all of the necessary surface access rights.

Effective Date: 30 June 2022 14

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 3-4: Mineral Tenure of Free State Surface Operations

N
Target MR 14
Lorraine MR 225
Target Plant
Allanridge
President Steyn MR 226
Matjhabeng / Tshepong MR 64
President Steyn MR 227
Welkom
African Rainbow Minerals
Hennenman
St Helena MR 65
Harmony MR 82
Harmony One Plant
Saaiplaas Plant
Ongegund MR 60
Central Plant
Bambanani MR 83
Virginia
Joel MR 13
Mining Rights with Resources
Towns/residential areas
Plant
National roads
Regional roads
0
10km
27°45'S
28°00'S
28°15'S
26°30'E
26°45'E
27°00'E

Effective Date: 30 June 2022 15

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
Section 229.601(b)(96) (4) (i-iv)
4.1Accessibility
The Free State Surface Operations are all accessible off the tarred R730 road between Welkom and Virginia (Figure 3-1). The area also has well-established rail links and a number of airfields within proximity.

4.2Physiology and Climate
The Free State Surface Operations are in an area with an average elevation of approximately 1,320m above sea level (“asl”). The area is relatively flat with an overall slope to the southwest. There are no prominent topographical landmarks in the area.

Free State Surface Operations are treating (and removing) existing TSFs and WRDs and are therefore restoring the topography to its pre-mining state.

The Free State Surface Operations are situated in the Free State, a semi-arid region with an annual rainfall of between 400mm and 600mm. Local thunderstorms and showers are responsible for most of the precipitation during summer, from October to March, with peak rainfall occurring in January. Hail is sometimes associated with thunderstorms.

January is the warmest month of the year. The temperature in January averages 19.2°C. July has the lowest average temperature of the year and is 7.7°C.

Free State Surface Operations are not restricted by climatic or seasonal occurrences.

4.3Local Resources and Infrastructure
The surrounding areas of Welkom and Virginia are well developed in terms of access and mining-related infrastructure supporting the numerous operational gold mines in the area. The regional infrastructure includes national and provincial paved road networks, power transmission and distribution networks, water supply networks and communication infrastructure.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

5History
Section 229.601(b)(96) (5) (i-ii)
5.1Historical Ownership and Development
The Saaiplaas plant originally processed ore from Saaiplaas 1, 2 and 3 shafts. Saaiplaas 1 closed around 1980, Saaiplaas 2 around 1996, and Saaiplaas 3 around 2000. The Saaiplaas plant once also processed ore from the Erfdeel (now Masimong) shafts. With the decline of mining in the area, the plant was relegated to processing unmilled surface source material (waste) at a rate of 110 000tpm until July 2007. As all material currently processed by the plant is recovered by hydro-mining from old, desiccated slimes dams in the area, crushing or milling is not required. The ore-receiving silos were demolished in July 2007 when milling ceased.

Plant commissioning began for the Central Plant Reclamation in June 2017 with ramp-up to a capacity of 300,000t a month. Central Plant, which had previously processed waste rock dumps, was converted into a tailings retreatment operation during 2016 and started treating TSF material only in FY17.

Table 5-1: Summary of Historical Ownership Changes and Activities of Free State Operations

Year	Asset History Highlights
1954	Saaiplaas Plant was built.
1980	Saaiplaas 1 Shaft Closure & Expansion of Saaiplaas Plant (additional pachucas & filters).
1996	Saaiplaas 2 Shaft Closure.
2000	Saaiplaas 3 Shaft Closure.
2007	Saaiplaas plant ceased crushing section and started treating TSF material only.
2011	The rate decreases to 424ktpm to lengthen the LOM.
2016	Conversion of Central Plant to tailings retreatment operation.
2017	Central Plant start TSF processing TSF material only.

5.1.1Phoenix Project
Phoenix Project utilises Harmony’s Saaiplaas Gold Plant which was built in 1954. The plant was expanded in 1980 with the addition of a run-of-mine (“ROM”) milling section, additional pachucas and filters. While the old sections have been decommissioned and progressively demolished since the 1990s, the newer sections remain in operation. The plant, with a design capacity of 330ktpm, initially formed part of Anglo American Corporation Limited’s (“AAC”) Free State gold mining operations.

The original design life of the Phoenix slimes retreatment project was five years (to end 2011). The short operating life was due to the restricted capacity for the dumping of the residues generated at the planned processing rate of 500ktpm. This rate was decreased to 424ktpm from September 2011 to lengthen the LOM.

A major capital project was later undertaken to build a replacement TSF at St Helena 1, 2 and 3. Thereafter LOM could be re-extended.

5.1.5Central Plant Reclamation
Central Plant, which previously processed waste rock dumps, was converted into a tailings retreatment operation during 2016. The commissioning began in June 2017 with a ramp-up to capacity of 300ktpm by the end of 2018.

5.2Historical Exploration
Various drilling and sampling campaigns have been undertaken and are on record since around 2007 to determine the in-situ grade and gold recovery potential of the Free State TSFs. A drilling contractor was engaged to carry out the drilling and sampling at 1.5m intervals on the predetermined hole positions which were surveyed and marked on the TSF. ExplorMine Consultants (“ExplorMine”) were engaged to oversee the onsite drilling and sampling process to ensure that the procedure was correctly followed to ensure correct documenting of samples and limit any cross contamination of samples

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
5.3Previous Mineral Resource and Mineral Reserve Estimates
The previous Mineral Resource estimate for Mine Waste Solutions was declared as at June 2021 according to the SAMREC Code, 2016.

The previous Mineral Resource estimate is summarised in Table 5-2 for the TSFs and in Table 5-3 for the WRDs. The Mineral Resources are exclusive of Mineral Reserves and have been superseded by the current estimate prepared by Harmony in Section 11 of this TRS.

Table 5-2: Summary of the Previous Free State Surface Operations TSF Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)

METRIC
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	82.788	0.27	22,487
	Free State Tailings	-	-	-
Sub Total / Ave. Measured		82.788	0.27	22,487
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.00	0
Total / Ave. Measured + Indicated		82.788	0.27	22,487
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	-	-	-
	Free State Tailings	15.459	0.19	2,937
Total / Ave. Inferred		15.459	0.19	2,937
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	91.258	0.008	0.723
	Free State Tailings	-	-	-
Sub Total / Ave. Measured		91.258	0.008	0.723
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.000	0.000
Total / Ave. Measured + Indicated		91.258	0.008	0.723
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	St Helena Project	-	-	-
	Free State Tailings	17.041	0.006	0.094
Total / Ave. Inferred		17.041	0.006	0.094
Note: St Helena Project sources planned under Free State Tailings in current Mineral Resource estimate.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 5-3: Summary of the Previous Free State Surface Operations WRD Mineral Resources as at 30 June 2021 (exclusive of Mineral Reserves)

METRIC
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	N/A	-	-	-
Indicated	N/A	2.310	0.48	1,109
Total / Ave. Measured + Indicated		2.310	0.48	1,109
Inferred	N/A	16.732	0.43	7,195
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t Au)	Gold Content (Moz)
Measured	N/A	-	-	-
Indicated	N/A	2.546	0.014	0.036
Total / Ave. Measured + Indicated		2.546	0.014	0.036
Inferred	N/A	18.444	0.013	0.231

The previous Mineral Reserve estimate for the Free State Surface Operations was also declared by Harmony as at 30 June 2021, according to the SAMREC Code, 2016. Modifying Factors were applied to the Mineral Resource estimate to arrive at the Mineral Reserve estimate. The previous Mineral Reserve estimate is summarised in Table 5-4 for the TSFs. No Mineral Reserves were declared for the WRDs. These Mineral Reserve estimates have been superseded by the current estimate prepared by Harmony as detailed in Section 12 of this TRS.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 5-4: Summary of the Previous Free State Surface Operations TSF Mineral Reserves as at 30 June 2021

METRIC
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	Phoenix Project	42.563	0.28	11,964
	Central Plant Reclamation	-	-	-
	St Helena Project	108.561	0.27	29,029
	Free State Tailings	-	-	-
Sub Total / Ave Proven		151.124	0.27	40,994
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	51.986	0.27	13,987
	St Helena Project	-	-	-
	Free State Tailings	571.678	0.22	127,701
Sub Total / Ave Probable		623.664	0.23	141,688
Total / Ave (Proved + Probable)		774.788	0.24	182,681
IMPERIAL
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	Phoenix Project	46.918	0.008	0.385
	Central Plant Reclamation	-	-	-
	St Helena Project	119.668	0.008	0.933
	Free State Tailings	-	-	-
Sub Total / Ave Proven		166.586	0.008	1.318
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	57.305	0.008	0.450
	St Helena Project	-	-	-
	Free State Tailings	630.167	0.007	4.106
Sub Total / Ave Probable		687.472	0.007	4.555
Total / Ave (Proved + Probable)		854.058	0.007	5.873
Note: St Helena Project sources planned under Free State Tailings in current Mineral Reserve estimate.

5.4Past Production
Free State Surface Operations, including Phoenix Project and Central Plant Reclamation, have reprocessed TSF material for 15 and five years, respectively. The previous five-year combined production results are presented in Figure 5-1 and Figure 5-2.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 5-1: Graph of Past Production – Tonnes and Grade

12,000
10,000
8,000
6,000
4,000
2,000
0
Tonnes Milled (kt)
0.60
0.50
0.40
0.30
0.20
0.10
0.00
Gold Grade (g/t Au)
FY2018
FY2019
FY2020
FY2021
FY2022
Year
Tonnes Milled (kt)
Gold Grade (g/t Au)

Figure 5-2: Graph of Past Metal Production

1,600
1,400
1,200
1,000
800
600
400
200
0
Gold Produced (kg)
FY2018
FY2019
FY2020
FY2021
FY2022
Year
Gold Produced (kg)

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

6Geological Setting, Mineralisation and Deposit
Section 229.601(b)(96) (6) (i-iii)
The material contained in the TSFs and WRDs originates from deep level gold mines mined by Harmony and its predecessors located near the towns of Welkom and Virginia.

The TSFs are man-made deposits, which arise from the processing of Witwatersrand gold reefs and deposition on surface of the tailings material. The WRDs are also man-made deposits which are comprised of consolidated low-grade rock deposited on surface.

6.1Regional Geology
Gold mined from Harmony’s deep level operations occurs within the Archean Witwatersrand Basin (Figure 6-1). The Witwatersrand Basin is an approximately 7,000m thick terrigenous sequence comprising mainly arenaceous and argillaceous, together with minor rudaceous, lithologies deposited in a fluvio-deltaic environment in the centre of the Archaean Kaapvaal Craton (Robb and Meyer, 1995).

The Witwatersrand Basin hosts the Witwatersrand Supergroup, which is subdivided into the basal West Rand Group (“WRG”) and overlying CRG (Robb and Robb, 1998). The WRG extends over an area of 43,000km2 and is up to 5,150m thick. It is sub-divided in into Hospital Hill Subgroup; Government Subgroup and Jeppestown Subgroup.

The CRG is up to 2,880m thick and covers an area of up to 9,750km2, with a basal extent of c.290km x 150km. It is sub-divided into the lower Johannesburg Subgroup and upper Turffontein Subgroup. These subgroups are separated by the Booysens Shale Formation. The CRG comprises coarse-grained fluvio-deltaic sedimentary rocks.

The major gold-bearing conglomerate reefs, including the ones which are the main source of the material deposited on the Harmony Free State TSFs and WRDs, are mostly confined to the CRG. The reefs are mined in seven major goldfields, including the East Rand, South Rand, Central Rand, West Rand, West Wits, Klerksdorp, Free State (Welkom), and Evander goldfields (Figure 6-1).

6.2Local Geology
The material contained in the TSFs and WRDs originates from Tshepong Mine, Phakisa Mine, Bambanani Mine, Joel Mine, Masimong Mine and Target 1 Mine. These mines are located within the Free State (Welkom) Goldfield on the western margin of the Witwatersrand Basin (Figure 6-1). A typical stratigraphic column for the Free State Goldfield is presented in Figure 6-2.

The mines extract narrow, generally shallow dipping tabular gold-bearing conglomerate reefs, namely the Basal, B, Elsburg (EA), Dreyerskruil and Beatrix reefs. The Basal Reef is the most important gold-producing reef horizon in the Free State Goldfield and is exploited at all mines except Target 1 and Joel. The reef is located at the base of the Harmony Formation, within the Johannesburg Subgroup of the CRG. It varies from a single pebble lag to channels of more than 2m thick. It is commonly overlain by shale, which thickens northwards.

The B Reef is part of the Spec Bona Member at the base of the Aandenk Formation, within the Turffontein Subgroup of the CRG. The reef is a highly channelised orebody located 140m stratigraphically above the Basal Reef. Because of its erratic nature, it has only been mined at Masimong, Tshepong, and the Target 2 and Target 3 mines. The Beatrix Reef is only exploited at Joel Mine. The reef is part of the Earls Court Member of the Aandenk Formation, within the Turffontein Subgroup of the CRG.

The Elsburg (EA) and Dreyerskruil conglomerates are mainly exploited at Target 1 Mine. These reefs occur within the Eldorado Formation of the Turffontein Subgroup, capping the CRG in the Free State Goldfield. The conglomerates form a wedge-shaped stacked package, comprising 35 separate reef horizons, often separated by quartzite beds.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 6-1: Geological setting of the Witwatersrand Basin

Pretoria
Johannesburg
Welkom
Bloemfontein
Durban
Cape Town
N
Witpoortjie Break
JHB Dome
Boksburg Gap
Randfontein
Bank Break
Carletonville
Springs
Evander
Devon Dome
Western Domes
Potchefstroom Gap
Potchefstroom
Klerksdorp
Vredefort
Vredefort Dome
Bothaville Gap
De Bron Fault
Kroonstad
Welkom
Virginia
Free State Surface Operations
Bethlehem
Harrismith
Bloemfontein
1
2
2a
3
4
4a
5a
5b
6
7
Towns
Witwatersrand Supergroup:
Central Rand Group
West Rand Group
Dominion Group
Archaean granite and greenstone
Major fault
Major Goldfields
1 Evander
2 East Rand
2a South Rand
3 Central Rand
4 West Rand
4a West Rand South
5 West Wits
5a Eastern Section
5b Carltonville
6 Klerksdorp
7 Welkom

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 6-2: Stratigraphic Column of the Free State Goldfield

Group	Sub-group	Formation	Informal Unit	Member
Central Rand Group	Turffontein	Eldorado	Dreyerskuil Zone	Uitkyk
			VS1	
			EA Zone	
			VS2	
			VS3	Van den heevers rust
			VS4	Rosedale
			VS5	
			Eldorado Basal Reef	
		Aandenk	EC1 A Reef	Earls Court
			Beatrix Reef EC2 Big Pebble Reef	
			EC3/4 B Reef	Spes Bona
	Johannesburg	Dagbreek	ES1	Upper Shale Marker
			ES2/3	Leader Reef Zone
			Leader Reef	Leader Reef
		Harmony	Grey leader quartzite EL1/2 Brown leader quartzite Middle Reef Khaki Shale	Leader Quartzite
			Basal Reef	Basal Reef
		Welkom	UF1 - UF3	Upper Footwall
			UF4	Intermediate Reef
		St Helena	MF1 - MF4	Middle Footwall
		Virginia	LF1 - LF6 Commonage Reef	Lower Footwall
			Ada May/Belsa Reef	Ada May/Belsa Reef
West Rand Group	Jeppestown	Roodepoort		Palmietkuil

6.3Property Geology
6.3.1TSF
The TSF material is the residue product of the process of crushing, milling and processing of the gold-bearing conglomeratic reefs described above. They are man-made deposits and are not the result of natural sedimentary processes. The TSFs are typically deposited by a ring dyke day wall paddock method. The result is that the TSFs are comprised of horizontal or near-horizontal layers.

The typical particle size within the TSF will depend on the fineness of the comminution process in the plant that generated the tailings, but they are generally comprised of unconsolidated, fine to very fine-grained material (typically 75% passing 75 microns, with slightly coarser material on the outer walls and finer material towards the TSF basin).

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
The grade of the TSFs is a function of the grade of the ore source (reef), and the processing efficiency at the time. These parameters have both varied over time, and hence the grade of the TSFs varies accordingly.

The mining method applied for the deposits does not typically allow for partial or selective mining, and hence the grade estimation methodology tends to be focussed on achieving a robust estimate of the mean grade.

The reader should note that a stratigraphic column through the TSF (or WRD) would be meaningless as it is a man made, uniform structure. The stratigraphic column provided in Figure 6-2 is related to the ore mined to produce the TSFs (or WRDs).

6.3.2WRDs
The WRD material is derived from the following underground workings:
•minor reef intersected while accessing the primary reef;
•gold-bearing reef within small fault blocks that were exposed by off-reef development; and
•cross-tramming of gold-bearing reef material to the waste tips.

The WRDs are man-made deposits and are not the result of natural sedimentary processes. The WRDs are unconsolidated rock piles, in which the angle of the slope is determined by the angle of repose. The particle size is variable but can range from gravels to large boulders.

The WRDs are typically deposited by a conveyer belt system or by trucks. The style of deposition can result in internal layering, but the grades are seldom sufficiently variable to model – and as with TSFs, the grade estimation methodology is focussed on achieving a robust estimate of the mean.

6.3Mineralisation
The most significant mineral in the TSFs and WRDs is quartz, which is above 60% of the bulk mineral composition. The gold predominantly occurs in pyrite. Other minerals identified include silver, copper, iron oxide, nickel, bismuth, uranium, lead and zinc from the Basal, B, Elsburg (EA), Dreyerskruil and Beatrix conglomerates.

6.4Deposit Type
The TSFs are tabular, man-made deposits of previously treated reef material from conglomeratic reefs. The WRDs are tabular, man-made deposit of previously uncrushed and untreated, low grade material.

6.5Commentary on Geological Setting, Mineralisation and Deposit
The QP is of the opinion that the source and characteristics of the material deposited on the TSFs and WRDs are well understood.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

7Exploration
Section 229.601(b)(96) (7) (i-vi)
Various auger drilling and sampling campaigns have been undertaken and are on record from 2007 to 2020. Recent drilling of nine TSFs (including Saaiplaas Complex, FSS1, FSS4, FSN6, FSS6, FSS7) began in January 2017 and was completed February 2020.

WRDs cannot be explored using drilling as they are comprised of unconsolidated rock. Instead, they are sampled around the periphery using pitting. The reader is referred to Section 8.2.1 for a summary of the sampling methods and approach.

7.1Mapping Surveys
No mapping is undertaken of TSFs nor WRDs because they are man-made residue deposits.

7.2Topographic Surveys
All TSFs and WRDs are surveyed to obtain the volume of the residue deposit. They are surveyed by Harmony’s internal survey department.

Light detection and ranging (“LiDAR”) surveys are not typically used to inform the Mineral Resource estimates but may be undertaken on an ad hoc basis to determine the volume if required.

All the TSFs and WRDs are surveyed on a monthly (TSF) and annual basis (Flying). The surveys are conducted using a Total Station and Rovers, to collect global positioning system (“GPS”) data. These surveys are used both to inform the volume of the deposits for Mineral Resource estimation, and they are used to reconcile the monthly addition and depletion records, once mining takes place.

7.3TSF Surface Drilling Campaigns, Procedures and Results
A total of 248 drill holes were drilled into nine TSFs (including Saaiplaas Complex, FSS1, FSS4, FSN6, FSS6, FSS7) between January 2017 and February 2020. The purpose of the drilling was the determination of grade estimate. The location of the auger drilling undertaken on these nine TSFs is presented in Figure 7-1.

7.3.1Drilling Methods
Similar procedures were followed for historical and recent drilling of all the TSFs. The drilling of the TSFs was undertaken using a portable hydraulic auger drilling machine, which uses a rotating spiral enclosed in a 50mm nominal core barrel. Drilling is conducted vertically from the top of the TSF to intersect between 1.0m and 1.5m into the underlying strata. All drilling of the TSFs was undertaken by an independent contractor, SGS South Africa (Pty) Limited, who sub-contracted Dump and Dune (Pty) Limited to do the physical drilling. ExplorMine were engaged to oversee most of the recent drilling and sampling campaigns to ensure adherence to the drilling and sampling procedures.

The drill hole spacing is determined based on the purpose of the drilling. Initial drilling is undertaken on newly acquired TSFs or TSFs with no historical data. This is classified as Mineral Resource estimation drilling and is used to determine the average grade of the deposit.

Grade control drilling is applied during mining to increase the level of confidence in the Mineral Resource estimate. The grade control drilling uses the same drilling methods as described above. The drill hole spacing for the various types of drilling is shown in Table 7-1.

Table 7-1: TSF Drilling Grid Spacing

Drilling Purpose	Horizontal Direction (Xm, Ym)	Vertical Direction (Zm)
Exploration (Mineral Resource)	250m x 250m	1.5
Grade Control	100m x 100m or 50m x 50m	1.5
Geo-metallurgical Testwork	200m x 200m or every second drillhole of Mineral Resource grid (150m)	6m composite

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 7-1: Location of Drilling at Saaiplaas Dams, FSN6, FSS7, FSS6, FSS4 and FSS1

Saaiplaas Dams
SPD 1
SPD 3
SPD 5A
SPD 5B
3,102,000
3,103,000
0
500m
-12,500
Free State North 6
FSN6
-3,094,000
-3,095,000
0
200m
-32,500
Free State South 7
FSS7
3,103,000
0
500m
-21,000
Free State South 6
FSS6
3,102,000
0
250m
-19,000
-18,000
Free State South 4
FSS4
-3,101,000
-3,102,000
0
500m
-20,000
-19,000
Free State South 1
FSS1
-3,100,000
0
250m
-19,000

Source: ExplorMine (2020)

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
Drill “cores” or samples are extracted at 1.5m intervals. Three different lengths of the rotating spiral core barrel and extension rods of 1.5m, 3.0m and 4.5m are connected as the drill hole depth increases vertically downwards to maintain the 1.5m sample extraction.

The TSF auger drilling process is undertaken according to the internal best practice, as outlined in Harmony procedure document (Slimes Dam Drilling, Sampling Preparation & Sample Handling Procedures – FSTUP). This standard describes the full process including drilling, logging and sampling. The drilling methodology and orientation is dictated by the fine-grained nature of the deposit, and the near-horizontal layering.

An audit process is conducted by an appointed external company (such as ExplorMine) and / or by the Harmony QPs on a regular basis during the drilling exercises, typically once a week, to ensure good quality sampling takes place.

7.3.2Collar and Downhole Surveys
Drill hole collars are planned by the geologist and then pegged on the TSFs by the internal surveyor using a handheld GPS with an accuracy of 0.5m to 1.0m. The LO27 survey grid system is used to record the coordinates.

No downhole surveys are carried out on any of the drill holes due to the fact that hole closes quicker during sample extraction. In addition, auger holes are short and as a result deviations are unlikely.

7.3.3Logging Procedure
The product of auger drilling is a 1.5m sample collected in a plastic chute as the spiral is removed from the auger barrel. This is immediately transferred into a sample bag. The sample bags are sealed and labelled with unique sample numbers.

The samples are logged at the drilling site, by the responsible geologist. The information captured on the sample log sheet includes the unique sample number, sample mass, date collected, spatial location (survey collar) and a description of the sample including colour, mineral content and grain size.

7.3.4Drilling Results
With a high number of samples having been taken to date, the results are too voluminous to be reported in this report. The results have, however, been included into the geological modelling and Mineral Resource estimation process.

7.3.5Sample Recovery
While the TSF auger drilling process, with the spiral in the core barrel, is designed to maximise the sample recovery, obtaining good sample recoveries requires careful drilling and sample handling. The QP also notes that the core barrel hold the TSF well unless the material is extremely wet and runny. When the sample is wet and sticky, but not runny, the tailings material is removed off the spiral in large pieces of “putty-like” samples.

Sample recovery is recorded by measuring the weight of each sample extracted (3.0kg – 4.5kg). A re-drill is required if the weight of the samples, except the last sample intersecting the underlying strata, is not within the expected range.

7.3.6Sample Length and True Thickness
Samples are taken every 1.5m down the auger hole. The auger holes are drilled vertically into the TSF and therefore the drill length equals the true thickness.

7.4Hydrogeology
The TSFs were hydraulically deposited and allowed to consolidate, and the water was decanted. The control of the deposition process has resulted in stable structures which still contain varying amounts water. Six of the TSFs are currently in active deposition phase and the phreatic level within these TSFs is well monitored. The remaining 14 TSFs are dormant, and as such there is no specific active monitoring of the phreatic level in these TSFs.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
7.5Geotechnical Data
No geotechnical investigations have been undertaken for the TSFs and WRDs. However, geotechnical compliance of the TSFs is monitored by independent consultants, Jones & Wagner Engineering and Environmental Consultants.

7.6Commentary on Exploration
In the QP’s opinion:
•the drilling and sampling methodology in use for Harmony’s Free State TSFs has been developed specifically for the challenges posed by these deposits and is aligned with industry best practice. An internal protocol is in place, and the drilling components are applied by contractors who are experienced in this specific methodology;
•the drill hole samples are deemed to be representative as they provide both vertical and horizontal coverage of each TSF;
•drill holes are positioned at regular intervals across the TSF;
•the data spacing, density and distribution is sufficient to support the estimation of Mineral Resources for the various TSFs; and
•WRDs are not explored using exploration methods due to their unconsolidated nature.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

8Sample Preparation, Analyses and Security
Section 229.601(b)(96) (8) (i-v)
This section summarises information relating to the sample preparation on site through to the laboratory preparation and analysis.

8.1TSFs
Sampling is carried out in accordance with the Harmony’s internal sampling procedure guidelines which has been in place since Harmony took over the operations.

8.1.1Sampling Method and Approach
Samples are collected at 1.5m increments, with each weighing approximately 3.0kg-4.5kg. As noted in Section 8, the samples are collected in a plastic chute as the spiral is removed from the core barrel, and immediately transferred into sample bags. No sub sampling occurs in the field.

The sample bags are sealed and labelled with unique sample numbers prior to dispatch at the designated laboratory for analysis. A sample log sheet with the TSF name, drill hole identification numbers and the unique sample numbers is also generated for laboratory dispatch. Samples from one drill hole constitute a batch. The number of bagged samples was reconciled with the number of logged samples. Each batch was then secured in a larger batch sample bag for delivery to the designated laboratory.

8.1.2Density Determination
There is no density testing for the TSFs, however, an industry-based density of 1.45t/m3 is currently used.

8.1.3Sample Security
At the end of each drilling shift, the samples are delivered to the designated laboratory for analysis. However, in instances where they cannot be delivered to the designated laboratory on the day they are collected, they are temporarily kept in secure storage facility at Harmony’s main core yard, located in Welkom.

The collection and transportation of the samples requires a gold-bearing material permit which is issued by the security department. The permit accompanies the samples to the designated laboratory at all times. A signed waybill is also required for transporting samples. The samples are counted upon arrival at the designated laboratory to ensure that they correspond to the total number on the security waybill and log sheet. Any irregularity will be recorded and communicated with the sample originator before the samples can be processed.

8.1.4Sample Storage
After analysis, samples are stored for a period of 60 days by the laboratory. The samples are then delivered to the respective plant for permanent storage and future usage on other projects.

8.1.5Laboratories Used
Samples collected between 2017 and 2019 were primarily sent to the external Set Point Laboratories in Isando. Set Point Laboratories is a South African National Accreditation System (“SANAS”) accredited analytical laboratory with facility accreditation number T0223 for amongst others, gold with fire assay and Inductively Coupled Plasma (“ICP”) finish. No umpire (secondary) laboratory was utilised.

The analysis of samples collected from the infill drilling conducted on the Saaiplaas 3 and FSS6 TSF’s in February 2020 was completed by the external SGS Performance Laboratories (“SGS Randfontein”) in Randfontein. SGS Randfontein subcontracted Maelgwyn Mineral Services Africa, who completed the metallurgical testing for these drill holes. The SGS facility is a SANAS accredited analytical laboratory with facility accreditation number T0265.

Samples from the FSS6 drilling programme conducted in 2010 / 2011 were prepared and analysed at the SGS Performance Laboratory in Allanridge, Free State, with SANAS facility number T0385. This facility has since closed.
8.1.6Laboratory Sample Preparation Procedures
The sample preparation procedures for each laboratory used are summarised as follows:
•Set Point Laboratories:

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•samples requiring drying were emptied into a clean drying dish together with its label and placed into the drying oven with the temperature controller not exceeding 110 °C. Each sample’s weight was captured into the Laboratory Information Management (“LIMS”) system;
•samples are then split using a Jones riffle splitter. The remainder of the sample (coarse reject) is returned to the original sample bag, to be returned to the client. All splitters and collection trays are cleaned between sample splitting using compressed air; and
•each sample is milled for five minutes according to the mill timer in a Labtech Essa LM2 mill, to achieve a fineness of 90 % passing 106 microns. After milling, the contents of the bowl are emptied onto a brown paper sheet or clean sample dish, then transferred into its sample bag. After each sample being processed, the equipment is cleaned using compressed air and then clean water where applicable.
•SGS Randfontein:
•samples were received wet, and each sample was laid out to individually air dry. The samples, once dry were delumped by screening through a 1mm Rolaghan screen. Following delumping, the samples were split into four or five equal portions for assay, metallurgical testwork, duplicate sample for analytical quality procedure and reference sample storage;
•each assay split was dried in a drying oven with the temperature controller not exceeding 60 °C. Each sample was then weighed, and the weight was captured into the LIMS. The dried samples were split using a Jones riffle splitter. The remainder of the sample (coarse reject) was returned to the original sample bag, to be returned to Harmony; and
•each subsample was milled for 5 minutes according to the mill timer in a Labtech Essa LM2 mill, to achieve a fineness of 90 % passing 106 microns. After milling, the contents of the bowl were emptied onto a brown paper sheet or clean sample dish, then transferred into its sample bag.

8.1.7Assaying and Analytical Procedures
The sample assay and analytical procedures for each laboratory used are summarised as follows:
•Set Point Laboratories:
•samples were assayed for gold by fire assay with ICP spectrometry finish;
•a tray of crucibles was prepared by adding a scoop of lead flux to each crucible. 50g of each pulp was weighed and transferred to its dedicated crucible containing the flux. The sample and flux were mixed in the crucible. Silver nitrate aqueous solution was added to each crucible mixture. The tray of crucibles was loaded into a furnace at 1,100 °C, for 1 hour after which the charge was poured into iron moulds;
•after cooling, the lead button was removed, cleaned of adhering slag and transferred to a button tray while maintaining the sample sequence. The lead buttons were placed into pre-heated cupels in a cupellation furnace at 1,050°C for 1hr;
•resulting oxidised lead was absorbed into the cupel and the gold and silver remained behind on the surface of the cupel in the form of a bead, called a prill. After cooling, the prill was removed from each cupel and transferred to marked test tubes. Nitric acid was added, and the tubes microwaved for 20min. Hydrochloric acid is added, and the microwave process is repeated. The silver became present as a white silver chloride precipitate, the gold was in solution; and
•
•an internal standard solution was added to each tube and then each tube was made to 5ml volume using deionised water. The gold was determined by ICP spectrometry.

•SGS Randfontein:
•samples were assayed for gold by fire assay with Atomic Absorption Spectroscopy (“AAS”) finish (internally referred to as FAA35V);
•tray of crucibles was prepared by adding a scoop of lead flux to each crucible. 100g of each pulp was weighed and transferred to its dedicated crucible containing the flux; and

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•sample and flux (flour / nitre and silver) were mixed in the crucible. The fused samples were poured and cooled. The button was deslagged, pounded into a cube and cupelled until the dore bead was formed. The bead / prill was completely dissolved in aqua regia (3 : 1 hydrochloric acid to nitric acid). The resulting solution was analysed using AAS. Data was transferred to LIMS report with secure audit trail.

8.1.8Sampling and Assay Quality Control (“QC”) Procedures and Quality Assurance (“QA”)
In terms of the sample acquisition, one of the key QAQC protocols included is the regular supervision of the drilling contractor by a Harmony appointed representative (ExplorMine). The independent supervision ensured, as far as possible, that contamination between consecutive samples was kept to a practical minimum. The supervision also ensured that errors in recording sample labels and sample logs were avoided.

The QAQC was undertaken as follows:
•field QAQC:
•each TSF sample batch is also submitted to the laboratory with QC material to verify accuracy and precision of the primary sample results. The QC material include milled blanks (silica sand pulp), pulp duplicates and standards or certified reference materials (“CRM”). Field duplicates were randomly sourced from returned sample pulps from a previous TSF drilling campaigns and inserted into the batches; and
•a list of the QC samples submitted by Harmony to the external laboratories together with the primary samples collected in recent drilling campaigns is presented in Table 8-1.

Table 8-1: List of Harmony Analytical Quality CRM

CRM ID	Gold Certified Value	Second Standard Deviation (Au)
AMIS0210	1.260	0.160
AMIS0307	0.430	0.050
AMIS0377	0.250	0.030
AMIS0378	0.176	0.020
AMIS0379	0.323	0.021
AMIS0405	0.001
AMIS0484	0.001
AMIS0515	0.510	0.050
AMIS0644	0.151	0.015
Silica Sand	<0.001

•laboratory QAQC:
•the laboratories also use their own CRMs and blank samples and conduct duplicate analysis, instrument QC, and participate in Round Robin and Proficiency testing schemes to ensure the reliability of the results produced; and
•laboratory processes are regularly subjected to audits, which include sample receiving to results reporting. A list of the QC samples used by Set Point Laboratories in presented in Table 8-2. There is no record of SGS Randfontein internal QC samples.

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Table 8-2: List of Set Point Laboratories Analytical Quality CRM

CRM ID	Gold Certified Value	Second Standard Deviation (Au)
AMIS0146	Unknown	Unknown
AMIS0208	1.380	0.100
AMIS0261	1.120	0.100
AMIS0336	0.100	0.010
AMIS0337	0.660	0.060
AMIS0410	0.085	0.020
AMIS0412	5.740	0.480
AMIS0525	8.040	0.770

8.1.9Sampling and Assay QAQC Results
The field QAQC results are summarised as follows:
•a range of CRMs were sourced from the African Minerals Standards (“AMIS”) and inserted into each primary sample batch by the responsible geologist. The CRM results were used to identify any issues with specific sample batches, and biases associated with the laboratory to which primary samples are sent;
•control charts are typically plotted to assess performance of the CRM results. The control limit used to assess performance of the CRM results is two standard deviations (“SD”) from the recommended values. The results are questionable if the SD is between two and three, and unacceptable if beyond three standard deviations. Whenever the CRMs fail the limits, the entire primary sample batch is re-assayed;
•in general, all the CRM materials appear to have performed relatively well in terms of analytical results versus accepted values. However, in several instances, the CRM’s have analyses that fall outside of the 3rd standard deviation. In all these cases, the lower 3rd standard deviation is exceeded. Some of these instances may be the result of mislabelled / allocated CRM labels;
•the generally good to fair performance of the external Harmony CRMs indicates a fair degree of accuracy and a moderate level of repeatability in terms of the Set Point Laboratories gold analytical methods. CRMs submitted to the SGS Laboratory, which included AMIS0515 and AMIS0644, did not provide ideal results. It is suspected that at least some of these poor results may be the result of mislabelling of the CRMs in the original sample submission;
•in general, the analyses of the CRM’s submitted by Harmony in the sampling stream indicate a negative bias (lower analyses than certified value), with the exception of AMIS0377 which has a marginally higher average analyses with respect to the accepted value;
•the results of the milled blanks are used to identify any contamination of primary samples during the laboratory preparation process. Control charts are produced using the QC sample results in order to demonstrate performance of the laboratory’s sample preparation and analytical procedures. The blank samples are randomly inserted within the primary sample batch and only the sample originator is able to track them. The blank sample limit is <0.001. If the blank sample results for the specific tray of samples are above the limits, that particular tray of samples is subjected to repeat analysis;
•Harmony used AMIS0405 as external blank reference material to test levels of laboratory analytical contamination. The Harmony blank material assays returned by Set Point Laboratories were all at trace gold values during the first stage (2018) of the analytical work, however during the second phase (2019) of the analytical work a large proportion of the gold analyses returned values higher larger than the detection limit;
•certified blank material submitted to the SGS Laboratory did not show any outliers; and
•pulp duplicates are submitted to monitor precision of the analytical methods. Duplicate assays were conducted by Harmony on a random 4% of pulps analysed by Set Point Laboratories. The pulps were selected from a previous TSF drilling campaign. ExplorMine were only able to complete a limited analysis of the results of the pulp duplicates as the results of the bulk of the original pulp analysis were not available.

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The laboratories QAQC results are summarised as follows:
•internal Set Point Laboratories CRMs or blank samples were assayed every batch of primary samples. The CRMs were sourced from AMIS with accepted values. These CRMs samples are also fluxed and included in the sample batch trays;
•performance of the Set Point Laboratories CRMs was assessed using the Levey-Jennings plots. The CRMs all performed well within acceptable limits and demonstrated both accuracy and repeatability of the gold analyses. Although results from the all the CRM analyses may indicate that the Set Point Laboratories analyses are slightly lower than the certified means;
•Set Point Laboratories uses clean quartz as a laboratory blank reference material to clean the pulverisers after each batch of samples to minimize contamination. This material is analysed as part of the routine QAQC protocol. Blank material assays returned by Set Point Laboratories were all at trace gold values; and
•duplicate assays were conducted on a random 5% of pulps analysed by Set Point Laboratories. The results presented indicated a good correlation between the original Set Point Laboratories gold assay and the corresponding Set Point Laboratories gold duplicate analysis.

8.2WRDs
8.2.1Sampling Method and Approach
Samples from the WRDs are collected from the periphery of the dumps and from the conveyor belts on route to the processing plant. This peripheral or face sampling is primarily used for Mineral Resource estimates, while conveyor belt sampling informs grade control.

Face sampling is undertaken according to the internal best practice, using Harmony’s Standard for Broken Ore Plant Sampling, and an internal best practice guideline for rock dump sampling.

Face sampling involves digging a pit on a predetermined grid on the dumps. A TLB is used to dig so that a sample can be as representative as possible. Battery size boxes are used and a sample of about 25 kg is taken and 3 – 5 boxes a taken per sampling point. The boxes are then labelled accordingly for easy referencing of the results.

The samples are then dispatched to the laboratory for analysis.

Belt sampling of the WRD material is undertaken by means of mechanical stop belt samplers on the feed belts at the metallurgical plants. A 1ton bin is used and is filled or if not filled, it will be as per the amount that was taken for the day. The bin is then labelled accordingly for easy referencing of the results. The bins are then dispatched to the laboratory for analysis.

8.2.2Density Determination
Bulk density measurements for the WRDs are verified on a continuous basis.

The relationship between surveyed volume and tonnes treated is used to calculate bulk density, which ranges between 1.60t/m3 and 1.90t/m3. Harmony’s practice is to use an average 1.67t/m3.

Prior to initiating mining, the Mineral Resource for the WRD would be estimated using an assumed bulk density, which would be informed by the same relationship, from WRDs with similar sources.

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8.2.3Sample Security
At the end of each drilling shift, the samples are delivered to the designated laboratory for analysis. However, in instances where they cannot be delivered to the designated laboratory on the day they are collected, they are temporarily stored in an access-controlled facility at the respective plant (Saaiplaas or Central Plant) and delivered following day.

The collection and transportation of the samples requires a gold-bearing material permit which is issued by the security department. The permit accompanies the samples to the designated laboratory at all times. A signed waybill is also required for transporting samples. The samples are counted upon arrival at the designated laboratory to ensure that they correspond to the total number on the security waybill and log sheet. Any irregularity will be recorded and communicated with the sample originator before the samples can be processed.

8.2.4Sample Storage
After analysis, samples are stored for a period of 60 days by the laboratory. The samples are then delivered to the respective plant for permanent storage and future usage on other projects

8.2.5Laboratories Used
WRD Samples are sent to the internal metallurgical laboratory located in the vicinity of the Harmony Free State operations. The laboratory is ISO/IEC 17025:2017 accredited by SANAS for gold and uranium oxide analysis. The SANAS accreditation number for the laboratory is T0520, effective 29 July 2020 and expiring 25 June 2022.

8.2.6Laboratory Sample Preparation Procedures
Upon receipt, each sample is weighed and dried at 105 °C ±5°C if wet. The sample is then crushed using a waste crusher and two opposite drums amounting to 20% of the received sample, depending on the sample weight, are taken. The sample is then crushed again to pass 75% using a 2.36mm sieve. The sieved sub-sample is then split using a riffle splitter to obtain a 500g sub-sample, which is milled to pass 85% at 75μm. After milling, the sub-sample is transferred into a sample paper bag which is labelled to indicate the sample and job numbers. The paper bag is then packed in labelled box and accompanied by a sample log sheet.

8.2.7Assaying and Analytical Procedures
All samples are assayed for gold by fire assay with AAS finish. Each aliquot is mixed with a flux into a fire clay crucible. The resultant mixture is then fused for an hour at high temperature furnace. During fusion process, the mixture becomes liquid as it is heated. The litharge in flux is changed into tiny drops of molten lead. These tiny drops of lead sink through the liquid fusion and collect or “soak up” the tiny particles of gold as they fall. At end of fusion time all the lead is at the bottom of the crucible. When the fusion is poured into mould the lead and Au sink to the bottom of the mould and form the cone-shaped button. The solid mixture inside the mould undergoes a de-slagging process, whereby waste and lead button are separated.

The resultant lead button is taken for cupellation process. During cupellation, lead is oxidized to molten litharge, which wets the inner surface of the porous cupel and absorbed. The molten precious metals e are not absorbed. They remain in the cupel and cool to form a small bead or prill.

The prills for low grade samples are dissolved with aqua regia and the final solution is measured onto the AAS. The prills for other samples are taken for parting process. During parting process, the surface area of the prill is increase by hammering the prill and resultant flat prill is digested with acid on the hotplate. During digestion silver is removed from the prill and only gold remains in the prill. The final prill is weighed to determine the amount of gold in the sample.

The X-ray fluorescence (“XRF”) method is used to analyse for uranium oxide.

8.2.8Sampling and Assay QC Procedures and QA and Results
WRD samples are not submitted to the laboratory with any QC material. The QP relies on the laboratory’s internal QAQC procedures to verify accuracy and precision of the primary sample results.

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The laboratory’s procedures include the insertion of CRMs or standards, blanks and duplicates or repeat analysis into the primary sequence and is described as follows:
•Standards:
•the laboratory sources a range of CRMs from AMIS;
•if results of any of the CRMs fall outside two standard deviations of the expected value for that particular CRM, they are deemed to have failed. Portions of the batches that fail this criterion are queried with the laboratory and those samples are re-assayed;
•the results of the performance of laboratory CRMs analysed to date are summarised in Table 8-3;
•control charts are regularly plotted for each QC sample. Results demonstrating the performance of pulverizer efficiency indicates that out of a total of 91 grading, 89 or 98% passed and only 2 or 2% failed; and
•the control chart demonstrating the performance of the Preparation Plant, out of a total 53 gradings, a 100% grading pass was achieved.

Table 8-3: Summary of Laboratory Standard Results

CRM ID	Target Value (mg/kg)	Mean (mg/kg)	Bias (%)	Expected SD	Laboratory SD	% Relative SD	Average Z-Score	Bias Level
AMIS782	4.820	4.840	0.350	N/A	0.323	N/A	N/A	N/A
AMIS764	30.530	31.060	1.710	N/A	1.810	N/A	N/A	N/A
AMIS647	0.170	0.181	6.170	N/A	0.019	N/A	N/A	N/A

8.3Commentary on Sample Preparation, Analyses and Security
In the QPs opinion:
•samples are collected at regular intervals across both the vertical and horizontal extent of each TSF. Samples are therefore representative of the deposit and adequate for use in the estimation of Mineral Resources and Mineral Reserves;
•where the sample material is dry or moist (putty-like), the levels of contamination are negligible and are not likely to have a significant impact on the Mineral Resource estimate;
•samples are only collected from the surface of WRDs, at regular intervals, due to their unconsolidated nature. Although samples are only representative of the surface, additional belt samples are taken during the mining process to reconfirm the original estimates. Therefore, the samples are sufficiently representative for use in Mineral Resource and Mineral Reserve estimation;
•the sample preparation, security and analytical procedures followed for gold grade determination are adequate;
•the current procedure used to determine bulk densities is adequate for the type of material found on the WRDs;
•the use of an industry standard density for the TSFs is less than ideal, however the densities are continuously monitored during mining, whether any adjustments being made thereafter;
•the assay methods are suitable for both TSF and WRD material types and grade ranges; and
•the results of the QAQC assessment have been appropriately addressed to ensure that the assay results of the primary samples are adequate for Mineral Resource and Mineral Reserve estimation.

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9Data verification
Section 229.601(b)(96) (9) (i-iii)
9.1Databases
All primary data for the TSFs is electronically captured in Microsoft Excel spreadsheets from descriptive paper log sheets. The logs recorded sample identity numbers, from – to depths, material descriptions and sample ticket numbers. The captured data is verified by the QP. Backup data is stored in a limited access folder on the Harmony server.

All primary data for WRDs is also captured in Microsoft Excel spreadsheets which are stored in an access restricted folder on the Harmony server.

9.2Data Verification Procedures
All inputs to the drilling and sample database are verified by the Senior Evaluator. Laboratory assay results are verified using internal QC material that are sent to the designated laboratory for analysis together with the primary samples analysed. The accepted assay results are also verified with the sample list submitted for analysis and then captured into the sample database.

The database verification procedures conducted by the QP prior to Mineral Resource estimation included checking for the following:
•overlapping drill hole and sample intersections;
•missing drill hole and sample intervals;
•existence of any outlier assay values; and
•the TSF drilling, sampling, survey and assay files are loaded onto DatamineTM and the spatial location of the drill holes are verified.

9.3Limitations to the Data Verification
The QP did not encounter any limitations during the data verification process. Any drill hole collars which had to be altered for practical field reasons, were resurveyed at the completion of the drilling operations. Collar data was supplied in LO27 format with an X and Y collar only. The Z collar or elevation was obtained by projecting collar point data onto the digital terrain model (“DTM”) or wireframe constructed in DatamineTM.

9.4Comment on Data Verification
The QP is of the opinion that the database is suitable for TSF and WRD Mineral Resource and Mineral Reserve estimation purposes. The database is auditable, and access is limited to authorised personnel. Any changes made can be tracked by the administrator.

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10Mineral Processing and Metallurgical Testing
Section 229.601(b)(96) (10) (i-v)
No metallurgical testwork has been carried out.

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11Mineral Resource Estimate
Section 229.601(b)(96) (11) (i-vii)
Mineral Resources have been estimated for the TSFs and WRDs using the methods described in the sections to follow.

11.1TSFs - Mineral Resource Estimation Methods
Mineral Resource estimation is carried out for the 42 TSFs located Harmony Free State operations. There was no geological modelling of the TSFs, as they are man-made surface deposits. Only three dimensional (“3D”) wireframing and block modelling was carried out using DatamineTM.

The Mineral Resources were modelled and / or estimated between 2007 and 2020 using either 3D wireframe modelling and grade interpolation or weighted averages (Table 11-1). Harmony has relied on independent consultants, ExplorMine, for the modelling of selected TSFs. The sections to follow describe the interpolation methods used to estimate the grade.

Table 11-1: Summary of Mineral Resource Estimation Methods and Company

Operation / Project	Surface Deposit ID	Grade Estimation Method	Date	Responsible Company
Phoenix Project	Brand A (PB Dam A)	Weighted average
	No. 21 (H3)	Weighted average
	FSS6	Interpolation	2020	ExplorMine
Central Plant Reclamation	FSS3	Weighted average
	FSS5	Weighted average
Free State Tailings	FSN6	Interpolation	2020	ExplorMine
	No. 32	Interpolation	2010	FSTUP study
	FSS1	Weighted average	2020	ExplorMine
	FSS2 east and west	Weighted average	2007	Harmony
	FSS4	Interpolation	2020	ExplorMine
	FSS7	Interpolation	2020	ExplorMine
	FSS8 east	Weighted average	2008	Harmony
	FSS8 west	Weighted average	2008	Harmony
	Brand D (PB Dam D)	Weighted average	2007	Harmony
	Saaiplaas 1	Interpolation	2020	ExplorMine
	Saaiplaas 3 and 2	Interpolation	2020	ExplorMine
	Saaiplaas 5b	Interpolation	2020	ExplorMine
	Saaiplaas 6	Weighted average
	No. 23 (Central Plant)	Weighted average	2014	Harmony
	No. 30a	Weighted average	2007	Harmony
	No. 33b	Interpolation	2020	ExplorMine
	No. 34a	Weighted average	2007	Harmony
	Target Slimes Dam	Weighted average	2008	Harmony
	Pres Steyn 9 (Freddies 9)	Weighted average	2010	Harmony

11.1.1Geological (Sampling) Database
The Mineral Resource estimate is based on historical and recent auger sampling results obtained up to June 2022. The following validated datasets were imported into DatamineTM:
•auger drill hole collar coordinates;
•sample logs; and
•gold and uranium assays.

All drill holes were desurveyed in DatamineTM. The desurvey results were checked for errors including duplicate values, sample from-to overlaps and sample from-to gaps.

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The gold (AUGT) field was also checked for zero and null values. All gold analyses returned as “trace values” from the analytical laboratory, were set to half detection limit (0.005g/t for Set Point and 0.01g/t for SGS).

11.1.2Global Statistics
Descriptive statistics were used to analyse the gold grade distribution in all TSFs, as well as to identify outliers. Histograms and statistics of the raw data were calculated for each TSF. The Coefficient of Variation ("COV"), calculated by dividing the standard deviation with the mean, gives a measure of the variability of the data. A high COV (>1) represents highly variable or highly skewed data, which may require some form of capping of extreme values to lower the COV to a more reasonable value (c.1). The global statistics of the TSFs modelled in July 2020 are presented in Table 11-2.

Table 11-2: Global Statistics for Recently Modelled TSFs

TSF ID	No. Samples	Minimum (g/t Au)	Maximum (g/t Au)	Mean (g/t Au)	Variance	SD (g/t Au)	COV
Saaiplaas 1	285	0.080	0.480	0.190	0.0045	0.0671	0.353
Saaiplaas 2	467	0.000	0.740	0.232	0.011	0.106	0.456
Saaiplaas 5A	267	0.005	0.550	0.182	0.004	0.036	0.198
Saaiplaas 5B	276	0.060	0.890	0.203	0.012	0.062	0.305
FSS1	291	0.070	0.750	0.209	0.007	0.082	0.392
FSS4	686	0.090	1.000	0.244	0.007	0.084	0.344
FSN6	1,031	0.005	0.570	0.239	0.004	0.066	0.276
FSS6	447	0.005	0.570	0.239	0.004	0.066	0.276
FSS7	878	N/A	N/A	N/A	N/A	N/A	N/A
Total	4,628

The assay values for each TSF drill hole showed very low statistical variability from the mean (Table 11-2). They also showed an average of approximately 2% difference from the true mean to the geometric mean of both the gold and uranium values.

11.1.3Compositing
The drill holes were not composited. The 1.5m sampling interval was used for the estimation process.

11.1.4Capping
The gold grade for the 1.5m sample lengths were plotted on cumulative coefficient of variation (“COV”) and cumulative probability plots to determine if any capping or cutting of the data was necessary. The data appeared to be near-normally distributed, with low COVs. Outliers were detected in several of the datasets and gold grades were capped to selected values (Table 11-3).

Table 11-3: Summary of Gold Grade Outliers and Capping for TSFs

TSF ID	No. of Samples	No. of Outliers	Capped Gold Grade (g/t Au)
Saaiplaas 1	285	N/A	N/A
Saaiplaas 2	467	2	0.74
Saaiplaas 5A	267	N/A	N/A
Saaiplaas 5B	276	1	1.00
FSS1	291	2	0.75
FSS4	686	3	1.00
FSN6	1,031	3	0.57
FSS6	447	2	0.47
FSS7	878	1	0.82
Total	4,628	14

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11.1.5Variography
Reliable variograms for each of the modelled TSF could not be generated due to insufficient number of samples generated from the drilling campaigns.

11.1.63D Model
Two wireframes or 3D DTMs were constructed in Datamine™ Studio for each of the TSFs namely a lower and an upper surface. The wireframes were verified to check for errors and duplicate triangles. A lower “skirt” extending 20m down was constructed at the basal edge of each TSF to ensure the TSF could be cut effectively on the topographic wireframe.

As no DTM data was available for the construction of the original topographic surface, the topographic wireframe was constructed using a combination of end depths recorded for the drill holes (where drill holes intercepted soil) and survey points from the TSF DTMs which corresponded with the topography at the outer edges of the TSFs.

The upper TSF surface wireframe and topographic wireframes were merged to generate closed wireframe volumes for each TSF. For the Saaiplaas 1, 3 and 5A and 5B TSFs, additional strings were utilised to delineate the limits of each TSF as Saaiplaas 1 and 3 and Saaiplaas 5A and 5B were separate TSFs each with two separate compartments.

Parent cell block models with the dimensions 75m x 75m by 1.5m were constructed for each TSF. These block models were filled with an appropriate proto model (25m x 25m x 1.5m), that allowed for relatively small sub-cells along the wireframe surfaces such that the wireframes could be accurately filled to represent volume and tonnage.

The parent cell block size was selected on the basis of composite length (1.5m) and approximately half the average spacing of the drill hole grid (150m x 150m).

11.1.7Grade Estimation
Given the relatively large spacing and low number of samples generated, as well as the difficulty in generating and modelled variograms for each modelled TSF, it was decided to rely on an Inverse Distance Squared (“ID2”) grade interpolation method with the Ordinary Kriging (“OK”) interpolation as the main reconciliation parameter. It is common industry practice to estimate TSF’s using this method.

Parent cell estimation, with 1m x 1m x 1m discretisation was affected into a 3D block model, which produced a 3D spatial distribution of the estimated gold grade.

The minimum and maximum number of samples were selected to achieve an estimated block model with a balance between selectivity and smoothing. The isotropic search volumes were designed such that at least three to four drill holes were accessed in the search ellipses for each estimated parent cell. The vertical search was limited such that only three samples could be selected during estimation from any one drill hole forcing the estimate to account for multiple drill holes in the horizontal plane. This search also corresponds to the deposition method for TSFs as samples are not necessarily related to one another in the vertical dimension.

A second search volume at one and a half times and third search volume at four times the original search volume was employed to ensure the respective TSFs were completely estimated. These additional search volumes could be regarded as “lower quality” estimates.

The gold distribution into the block models for the Saaiplaas Dams, FSS1, FSS4, FSN6, FSS6 and FSS7 TSFs is shown in Figure 11-1.

The gold grade for the other TSFs that were not modelled was estimated as the weighted average of the gold assay results.

11.1.8Density Assignment
An industry standard relative density of 1.45t/m3 is used to determine the tonnage from the volume estimates.

Effective Date: 30 June 2022 41

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 11-1: Distribution of Gold Grades for Saaiplaas Dams, FSN6, FSS7, FSS6, FSS4 and FSS1

Saaiplaas Dams
Absent
0.00 - 0.05
0.05 - 0.10
0.10 - 0.15
0.15 - 0.20
0.20 - 0.25
0.25 - 0.30
0.30 - 0.50
0.50 - 0.90
SPD 1
SPD 3
SPD 5A
SPD 5B
3,102,000
3,103,000
0
500m
-12,500
Free State North 6
Absent
0.09 - 0.13
0.13 - 0.15
0.15 - 0.19
0.19 - 0.23
0.23 - 0.28
0.28 - 0.30
0.30 - 0.33
0.33 - 0.45
FSN6
-3,094,000
-3,095,000
0
200m
-32,500
Free State South 7
Absent
0.10 - 0.14
0.14 - 0.18
0.18 - 0.22
0.22 - 0.25
0.25 - 0.31
0.31 - 0.35
0.35 - 0.39
0.39 - 0.54
FSS7
3,103,000
0
500m
-21,000
Free State South 6
Absent
0.00 - 0.05
0.05 - 0.10
0.10 - 0.15
0.15 - 0.20
0.20 - 0.25
0.25 - 0.30
0.30 - 0.50
0.50 - 0.90
FSS6
3,102,000
0
250m
-19,000
-18,000
Free State South 4
Absent
0.15 - 0.19
0.19 - 0.24
0.24 - 0.28
0.28 - 0.33
0.33 - 0.37
0.37 - 0.42
0.42 - 0.46
0.46 - 0.60
FSS4
-3,181,000
-3,182,000
0
400m
-200,000
-190,000
Free State South 1
Absent
0.11 - 0.18
0.18 - 0.24
0.24 - 0.31
0.31 - 0.38
0.38 - 0.44
0.44 - 0.50
0.50 - 0.57
0.57 - 0.73
FSS1
-3,100,000
0
250m
-190,000

Source: ExplorMine (2020)

Effective Date: 30 June 2022 42

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
11.1.9Block Model Validation
Two types of data and model validation procedures were conducted as follows:
•in the estimations completed, each block or cell contained an ID2, OK, Simple Kriging, Nearest Neighbour and average value estimate, sourced from the relevant data by means of the search volume parameters. These various estimates were regressed with one another per cell and indicate very high degrees of correlation (correlation coefficients). A comparison of mean values for the sample, composite (1.5m) and block model estimates for gold grade was also informative; and
•swath analysis. Block model estimation validation was completed by comparing the average drill hole composite values versus the block model estimate for two sets of swaths orientated at right angles to one another. The swath analysis was prepared utilising combined Mineral Resource categories for the parent cell estimates. All estimates compare well with the capped composite data.

The model was also inspected visually in section comparing drill hole composite values to local estimated block values. There was a high degree of correspondence between the composite grades, which is to be expected in the models given the low population variances.

A reconciliation of wireframe volume for the TSF versus modelled volume showed that the two volumes differ by less than 0.001% for all modelled TSFs.

11.2WRDs - Mineral Resource Estimation Methods
There is no geological modelling of the WRDs as they are man-made deposits. Mineral Resource estimation is carried out on 21 WRDs, located across Harmony’s Free State mining operations.

11.2.1Geological (Sampling) Database
The Mineral Resource estimate is based on the face sampling and belt sampling results. The database includes samples taken between up to and including June 2022.

11.2.2Global Statistics
The global statistics for WRDs included in the Mineral Resource estimate are presented in Table 11-4.

Table 11-4: Global Statistics for the WRDs

WRD ID	No. Samples	Minimum (g/t Au)	Maximum (g/t Au)	Mean (g/t Au)	Variance	SD (g/t Au)	COV
Target 2	262	0.110	2.680	0.696	0.174	0.417	0.600
Freddies 9	353	0.120	1.540	0.404	0.059	0.243	0.603
Total	615

11.2.3Compositing
No compositing is undertaken for WRDs as drilling is not available.

11.2.4Variography
There is no variography undertaken for WRDs due to the paucity of sampling data.

11.2.5Volume Model
There is no block modelling undertaken for WRDs due to the paucity of sampling data.

A 3D DTM of each WRD topographical surface is constructed from the topographic survey information, which is used to constrain the volume. The base of the WRD is assumed to smooth and is measured as the elevations from the elevations of the base of the WRD.

11.2.6Grade Estimation
Grade estimation is simply a weighted average based upon grades obtained from the following:
•reclaimed tonnages from the different stockpiles;
•grades obtained from rocks deposited on the WRD facilities; and

Effective Date: 30 June 2022 43

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
•grades from various other sampling projects carried out on some of the WRDs.

11.2.7Density Assignment
A uniform bulk density of 1.67t/m3 is used for all WRDs to determine the tonnage.

11.2.8Block Model Validation
There are no block models for the WRDs. However, a database for tracking addition and depletion of WRD material is also updated monthly. The annual Mineral Resource grade is compared to the monthly depletions and additions for verification purposes.

11.3Mineral Resource Evaluation
Evaluation of reasonable prospects for economic extraction of the TSFs and WRDs is based primarily on assumptions regarding the cost of reclamation, cost of processing and the gold recovery assumptions. This is demonstrated by the results of the cash flow for the operations.

The gold price was derived by the Harmony Executive Committee at Head Office. A gold price of ZAR850,191/kg was applied. The QP considers the price to be appropriate for Mineral Resource estimation and is slightly higher than that used for estimating Mineral Reserves (ZAR763,000/kg). The operating costs (both reclamation and processing) are based on historical performance and budget.

The mining method prevents the use of selective mining and hence no cut-off grades are applied to the TSFs and WRDs; however, each TSF and WRD is assessed on a standalone basis, and all of the Mineral Resources are considered to have reasonable prospects for economic extraction.

11.4Mineral Resource Classification and Uncertainties
11.4.1TSFs
The Mineral Resource classification for the TSFs is based on the drill grid spacing, QAQC process, as well as the different kriging parameters (search parameters, minimum / maximum number of samples). The TSFs are classified as:
•Indicated (100m x 100m or 150m x 150m drill grid spacing);
•Measured (50m x 50m drill grid spacing); and
•Mineral Resources for unmodelled TSFs, with grades that have been estimated based on weighted averages, have all been classified as Inferred Mineral Resources to take the uncertainty into account.

11.4.2WRDs
The Mineral Resource grade estimates for the WRDs are based on face sampling and/or conveyor belt sampling. Neither of these methods are adequate to confirm grade continuity which is required for the classification into a Measured Mineral Resource. Due to this uncertainty, WRDs classified as either Indicated or Inferred Mineral Resources.

11.5Mineral Resource Estimate
The Mineral Resources for both the TSFs and WRDs were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Resources have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K).

The location of the TSF Mineral Resources are presented in Figure 11-2. The classification of the various TFSs into Mineral Resources or Mineral Reserves is summarised in Table 11-5. The location of the WRD Mineral Resources are presented in Figure 11-3. The classification of the various WRDs into Mineral Resources or Mineral Reserves is summarised in Table 11-6.

Effective Date: 30 June 2022 44

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 11-5: Classification of Free State Surface Operations TSF Mineral Resources and Mineral Reserves by Surface Deposit ID

		Mineral Resource Category			Mineral Reserve Category
Operation / Project	Surface Deposit ID	Measured	Indicated	Inferred	Proved	Probable
Phoenix Project	Brand A (PB Dam A)
No. 21 (H3)
FSS 6
Central Plant Reclamation	FSS3
FSS5
Free State Tailings	FSN6
No. 32
FSS1
FSS2 East and West
FSS4
FSS7
FSS8 East
FSS8 West
Brand D (PB Dam D)
Saaiplaas 1
Saaiplaas 2 and 3
Saaiplaas 5b
Saaiplaas 6
No. 23 (Central Plant)
No. 30a
No. 33b
No. 34a
Target Slimes Dam
Pres Steyn 9 (Freddies 9)

Table 11-6: Classification of Free State Surface Operations WRD Mineral Resources and Mineral Reserves by Surface Deposit ID

		Mineral Resource Category			Mineral Reserve Category
Operation / Project	Surface Deposit ID	Measured	Indicated	Inferred	Proved	Probable
WRDs	Freddies 3#
Freddies 9
Bambanani East (PS 4#)
Tshepong
Nyala #
Kudu #
Sable #
Eland #
Freddies 6#
Saaiplaas 2#
Saaiplaas 3#
Brand 2
The QP compiling the Mineral Resource estimates is Mr BJ Selebogo, Ore Reserve Manager and employee of Harmony.

Effective Date: 30 June 2022 45

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 11-2: Location and Classification of Free State Surface Operations TSF Mineral Resources and Mineral Reserves

N
Mineral Resources:
Measured
Indicated
Inferred
Mineral Reserves:
Proved
Probable
27°58'S
28°02'S
28°06'S
Welkom
Mine Services and Transport
Hostel
Masimong 4
FSS5
FSS3
FSS1
FSS2E
FSS2W
FSS4
FSS6
FSS7
Bambanani West
Bambanani East (PS4)
Bambanani Shaft
PB Dam C
PB Dam D
PB Dam B
PB Dam A
Saaiplaas 3
Saaiplaas 3
SP6
Saaiplaas Plant
Saaiplaas 2
Saaiplaas 2
Saaiplaas 1
SP4
SP1
SP2
SP3
SP5a
SP5b
Evaporation Dams
Unisel
Dam 21/H3
Harmony 4
Central Plant (Retreatment Project)
23
Harmony 2
22a-cH1
Harmony 3
Sandrivier
Virginia 1
Virginia 2
Virginia
25
27 Calcine
30
31
30 A
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
TSF
Dams and Pans
0
2km
26°50'E
26°54'E

Effective Date: 30 June 2022 46

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 11-3: Location and Classification of Free State Surface Operations WRD Mineral Resources and Mineral Reserves

N
Allanridge
Target 1
Target Plant
Target 2
Target 3
Mineral Resources:
Measured
Indicated
Inferred
Mineral Reserves:
Proved
Probable
27°46'S
27°50'S
27°54'S
Freddies 9
Freddies 9
Freddies 8
Freddies 7
Tshepong
Tshepong
Odendaalsrus
Freddies 6
Freddies 6
Nyala
Nyala
FSN3A
Phakisa
Freddies 3
FSN2
FSN3B
FSN1
Kudu
Kudu
Eland
Eland
FSN4
Two Plant
Sable
Sable
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
TSF
WRD
Dams and Pans
0
2.5km
26°38'E
26°42'E

Effective Date: 30 June 2022 47

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
Mineral Resource estimates are provided separately for TSFs and WRDs. The Mineral Resource estimate, as at 30 June 2022, exclusive of the reported Mineral Reserves, for the TSFs and WRDs are presented in Table 11-7 and Table 11-8, respectively. These estimates account for depletion recorded from July 2021 to June 2022.

Table 11-7: Summary of the Free State Surface Operations TSF Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	Phoenix Project	21.852	0.27	5,855
	Central Plant Reclamation	-	-	-
	Free State Tailings	82.788	0.27	22,487
Sub Total / Ave. Measured		104.640	0.27	28,342
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.00	0
Total / Ave. Measured + Indicated		104.640	0.27	28,342
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	15.459	0.19	2,937
Total / Ave. Inferred		15.459	0.19	2,937
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Measured	Phoenix Project	24.088	0.008	0.188
	Central Plant Reclamation	-	-	-
	Free State Tailings	91.258	0.008	0.723
Sub Total / Ave. Measured		115.346	0.008	0.911
Indicated	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	-	-	-
Sub Total / Ave. Indicated		0.000	0.000	0.000
Total / Ave. Measured + Indicated		115.346	0.008	0.911
Inferred	Phoenix Project	-	-	-
	Central Plant Reclamation	-	-	-
	Free State Tailings	17.041	0.006	0.094
Total / Ave. Inferred		17.041	0.006	0.094
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is not reported for any of the projects.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

Effective Date: 30 June 2022 48

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 11-8: Summary of the Free State Surface Operations WRD Mineral Resources as at 30 June 2022 (exclusive of Mineral Reserves)1-9

METRIC
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Measured	N/A	-	-	-
Indicated	N/A	1.055	0.39	413
Total / Ave. Measured + Indicated		1.055	0.39	413
Inferred	N/A	16.950	0.43	7,292
IMPERIAL
Mineral Resource Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t Au)	Gold Content (Moz)
Measured	N/A	-	-	-
Indicated	N/A	1.163	0.011	0.013
Total / Ave. Measured + Indicated		1.163	0.011	0.013
Inferred	N/A	18.684	0.013	0.234
Notes:
1. The Mineral Resources were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is Ore Reserve Manager, and a Harmony employee.
2. The Mineral Resource tonnes are reported as in-situ with reasonable prospects for economic extraction.
3. No cut-off grade has been applied for the estimation of Mineral Resources. Mineral Resource tonnes are reported based on a gold price of USD1,723/oz.
4. Tonnes are reported as million tonnes rounded to three decimal places. Gold values are rounded to zero decimal places.
5. Uranium content is not reported for any of the projects.
6. Metal content does not include allowances for processing losses.
7. Mineral Resources are exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not necessarily demonstrate economic viability.
8. Rounding as required by reporting guidelines may result in apparent summation differences .
9. The Mineral Resource estimate is for Harmony’s 100% interest.

Factors that may affect the Mineral Resource estimates include the following:
•gold price assumptions;
•exchange rate assumptions;
•operating and capital cost assumptions;
•gold recovery assumptions; and
•reclamation risks.

11.6Mineral Resource Reconciliation
The combined Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, for the TSFs increased from 0.723Moz in June 2021 to 0.911Moz (+0.188Moz) in June 2022 due to the inclusion of FSS6.

The Inferred Mineral Resources remained constant at 0.094Moz.

The combined Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, for the Free State Surface Operations WRDs decreased from 0.032Moz gold as at 30 June 2021 to 0.013Moz gold as at 30 June 2022. This was due to depletions at Freddies 9, Tshepong and Nyala WRDs

The Inferred Mineral Resources for the Free State Surface Operations WRDs, exclusive of Mineral Reserves, increased from 0.225Moz to 0.234Moz in 2022 due to contributions to the Tshepong WRD from waste development as this WRD is in active use.

Effective Date: 30 June 2022 49

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
11.7Audits and Reviews
Mineral Resource and Mineral Reserve peer reviews, as well as Business Plan reviews are undertaken biannually by key team members of the Harmony Ore Reserve Management department. External Mineral Resource reviews are undertaken every third year by an external company. On a regular basis, process compliance audits (drilling and laboratories) are conducted monthly during drilling programmes.

All findings and conclusions are captured in the minutes of the peer reviews and made available. If areas of concern are identified, remedial action plans are put in place. In terms of external audits, remedial action plans are put in place to mitigate the identified areas of concern.

11.8Commentary on Mineral Resource Estimate
In the QP's opinion:
•there are no obvious reclamation, metallurgical, environmental, social, infrastructural, legal and economic factors that could have a significant effect on the TSFs and WRDs;
•the data spacing and distribution is sufficient to establish the grade continuity appropriate for the TSF Mineral Resource estimation procedure and classifications applied; and
•the grade estimation exercises are inadequate to determine grade continuity on WRDs. However, the low confidence in grade continuity has been considered in Mineral Resource classification.

Effective Date: 30 June 2022 50

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

12Mineral Reserve Estimate
Section 229.601(b)(96) (12) (i-iv)
The Mineral Reserves are derived through a business planning process and consideration by the Chief CODM. The business planning process comprises multi-functional reviews inclusive of all mining, engineering, and service departments, which are involved in the verification of the inputs and the Modifying Factors.

The CODM consists of various executive roles and responsibilities who assess the profitability, the revenue and production costs. The CODM also considers capital expenditure, gold production and tonnes milled when assessing the overall economic sustainability.

12.1Key Assumptions, Parameters, and Methods used to Estimate the Mineral Reserve
Of the 24 TSFs with Mineral Resources at the Free State Surface Operations, a total of 23 TSFs have Mineral Reserves estimates. Four of these TSFs have been formally included in the LOM plan for Phoenix and Central Plant Reclamation. The rest are part of the Free State Tailings which are currently at PFS stage. The accuracy of the estimated Mineral Reserves is driven by, and based on an economic analysis, and the confidence in the Modifying Factors.

There are no Mineral Reserves estimated for the WRDs.

The results and assumptions derived from the business planning process extend over an 18-month period. The planning process carefully considers strategic plan directives; analysis of historical performance; realistic productivity, and cost parameters; Modifying Factors; and technical and economic studies that have demonstrated justified extraction, as applicable to specific portions of the Mineral Reserves.

All reported Mineral Reserves are located on surface. The factors considered in the Mineral Reserve estimation process include:
•the latest geological and Mineral Resource models;
•slope stability and design parameters, guided by geotechnical designing and modelling;
•the mining method;
•spatial reconciliation of historical material deposition and grade control drilling for the TSF; and
•gold price estimates;
•gold recovery estimates; and
•cut-off grade assumptions.

Only Measured and indicated Mineral Resources have been considered in the estimation of Mineral Reserves.

12.2Modifying Factors
The Modifying Factors that were applied in the conversion of a Mineral Resource to a Mineral Reserve estimate for the Free State Surface Operations are presented in Table 12-1. The Modifying Factors used are based on Harmony’s knowledge of the TSF, planning and computing estimates used in determining the Mineral Reserves, and historical data.

The Mineral Reserves are declared as delivered to the mineral processing plant. The plant recovery for each TSF, as shown in the Modifying Factors (Table 12-1), is then applied to calculate the recovered gold. The recovered gold percentage informs the economic analysis for Free State Surface Operations.

Effective Date: 30 June 2022 51

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 12-1: Modifying Factors for Free-State Surface Operations as at 30 June 2022

Operation / Project	Source	Cut-off Grade (g/t Au)	Plant Recovery (%)
Phoenix Project	No. 21 (H3)	0.155	45.00
	Brand A (PB Dam A)	0.155	45.00
	FSS6	0.155	45.00
Central Plant Reclamation	FSS5	0.158	48.00
	FSS3	0.152	50.00
Free State Tailings	FSN6	0.159	43.32
	No. 32	0.138	49.89
	FSS1	0.133	51.71
	FSS2 East & West	0.133	51.71
	FSS4	0.133	51.71
	FSS7	0.141	48.67
	FSS8 East	0.133	51.71
	FSS8 West	0.133	51.71
	Brand D	0.131	52.57
	Saaiplaas 1	0.131	52.57
	Saaiplaas 2 & 3	0.131	52.57
	Saaiplaas 5b	0.131	52.57
	No. 23	0.131	52.57
	No. 30a	0.131	52.57
	No. 33b	0.141	48.97
	No. 34a	0.131	52.57
	No. 33a	0.131	52.57
	Target Slimes Dam	0.132	52.00
	Pres Steyn 9 (Freddies 9)	0.132	52.00

12.3Mineral Reserve Estimate
The Mineral Reserve estimate for Free State Surface Operations was originally prepared, classified and reported according to SAMREC Code, 2016. For the purposes of this TRS, the estimated Mineral Reserves have been classified in accordance with § 229.1302(e)(2) (Item 1302(e)(2) of Regulation S-K).

The Mineral Reserve estimate for Free State Surface Operations as at 30 June 2022 represents the material as delivered to the plant. The Mineral Reserve estimate for Free State Surface Operations is summarised in Table 12-2 and their location is presented in Figure 11-2. No Mineral Reserves have been declared for the Free State Surface Operations’ WRDs.

Table 12-2: Summary of the Free State Surface Operations Mineral Reserve estimate as at 30 June, 2022 1-5

METRIC
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (g/t Au)	Gold Content (kg)
Proven	Phoenix Project	36.519	0.29	10,423
	Central Plant Reclamation	-	-	-
	Free State Tailings	86.527	0.27	23,410
Sub Total / Ave Proven		123.046	0.27	33,834
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	47.910	0.27	12,844
	Free State Tailings	578.727	0.22	129,266
Sub Total / Ave Probable		626.638	0.23	142,110
Total / Ave (Proved + Probable)		749.683	0.23	175,943

Effective Date: 30 June 2022 52

Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

IMPERIAL
Mineral Reserve Category	Operation / Project	Tonnes (Mt)	Gold Grade (oz/t)	Gold Content (Moz)
Proven	Phoenix Project	40.255	0.008	0.335
	Central Plant Reclamation	-	-	-
	Free State Tailings	95.380	0.008	0.753
Sub Total / Ave Proven		135.635	0.008	1.088
Probable	Phoenix Project	-	-	-
	Central Plant Reclamation	52.812	0.008	0.413
	Free State Tailings	637.937	0.007	4.156
Sub Total / Ave Probable		690.749	0.007	4.569
Total / Ave (Proved + Probable)		826.384	0.007	5.657
Notes:
1. The Mineral Reserves were originally prepared, classified and reported according to SAMREC, 2016. For the purposes of this TRS, the Mineral Reserves have been classified in accordance with § 229.1302(d)(1)(iii)(A) (Item 1302(d)(1)(iii)(A) of Regulation S-K). The Qualified Person responsible for the estimate is Mr BJ Selebogo, who is the Ore Reserve Manager, and a Harmony employee.
2. Tonnes, grade, and gold content (oz) are declared as net delivered to the mills.
3. Gold content is recovered gold after taking into consideration the modifying factors.
4. Mineral Reserves are reported using a cut-off grade of 0.137g/t and a gold price of USD1,546/oz.
5. Recovered gold (kg) is based on a conversion factor of 32.1507oz/kg.

12.4Mineral Reserve Reconciliation
The declared Mineral Reserve estimate for Free State Surface Operations decreased by 3.6%, from 5.87Moz as at 30 June 2021 to 5.66Moz as at 30 June 2022. The key changes in the Mineral Reserve estimate can be attributed to depletions at FSS5, Brand A and Dam 21.

There is no reconciliation required for the WRDs as no Mineral Reserves were declared in 2021, nor in 2022.

12.5Commentary on Mineral Reserve Estimate
All relevant Modifying Factors were considered in the conversion of Mineral Resources to Mineral Reserves. The recovered gold is derived from the estimated Mineral Reserves and the plant recoveries for each TSF, then used in the economic analysis presented in Section 19.

The Free State Surface Operations’ Mineral Reserve estimate as at 30 June 2022 is based on technical and economic Modifying Factors that are based on reliable sources.

Any by-products recovered as part of the refining process make up an immaterial component of the total metal inventory and are therefore not included in the Mineral Reserve estimate.

In the QP’s opinion, there are no known material risks to the Mineral Reserve estimate as at 30 June 2022.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

13Mining Method
Section 229.601(b)(96) (13) (i-v)
The mining methods used at Free State Surface Operations is hydro-mining for the TSFs, and reclamation of WRDs using tracked dozers and front-end loaders (“FELs”).

13.1Mine Design
The mine designs for the TSFs and WRDs are significantly different and are discussed separately in the sections to follow. The mine design principles for the two types of surface deposits are consistent across the Free State Surface Operations, i.e., for Phoenix Project, Central Plant Reclamation and Free State Tailings.

13.1.1TSFs
The tailings material is reclaimed by blasting the TSF face with high pressure water, resulting in the slurry gravitating towards the pumping stations. Several hydraulic monitoring guns deliver high pressure water to the face of the TSF. The hydro-mining method allows for flexibility as the monitoring guns can be positioned to selectively reclaim the required areas in the TSF. The bench heights are constrained by the force delivered by the monitoring gun nozzle, taking safety measures into account. The key mine design parameters for TSF reclamation are shown in Table 13-1.

Table 13-1: Key Hydro-Mining Design Parameters

Parameter	Unit	Value
Water Pressure - Design Capacity	Bar	27 - 30
Face Length	m	25
Relative Density – Slurry		1.40
TSF Bulk Density	t/m3	1.45
Water - Slime Ratio	:	1:1

For safety reasons, the top down method of hydro-mining is implemented. The gun is positioned at the top of the face, where it will cut downwards at a safe angle (a maximum angle of 45°). The horizontal distance between the cutting face and the bottom of the bench varies between 10m and 15m, depending on the bench angle. The track for the monitoring gun is located 2m from the cutting face, allowing for a safe angle of repose, taking geotechnical parameters into account. The hydro-mining method used at the Free State Surface Operations is shown in Figure 13-1.

The pump stations are located at the lowest point of the TSF, which ensures that the slurry material gravitates towards the pump stations, where it is then pumped to the processing plant.

13.1.2WRDs
Dozers are positioned on top of the WRD. The dozers are used to create safe loading faces and blend the rock (Figure 13-2). The material is then loaded from the face onto trucks using FELs and transported to the relevant gold plants for processing. When loading is done at the bottom of the WRD, precaution must be taken to ensure that the face is not undercut. This precaution measure is put in place to prevent rock falls from the dump. A slope with a maximum inclination angle of 15° is created towards the loading point, where the WRD material is pushed down. The slope angle is monitored and maintained on a continuous basis.

As a safety measure, two red indicating poles are located at the top of the dump in the area where the dozer is working. The dozer must not go beyond the indicating poles, and dozing does not take place vertically above a loading point where an FEL loading. A 30m advance is required between the dozer and the point vertically above an active loading point. As an additional safety consideration, operations at the WRDs take place during hours of daylight.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 13-1: Photograph of TSF Reclamation

Figure 13-2: Photograph of WRD Mining

The key mine design parameters for mining WRDs are shown in Table 13-2.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Table 13-2: Key WRD Mining Design Parameters

Parameter	Unit	Value
Angle of Repose - Dozed Material	°	15
Advance - Dozing and Loading Operations	m	30
Loading Faces Vertical Height	m	3
Loading Faces Batter Angle	°	40

The WRD material is loaded onto rail hoppers using the FELs and transported to the relevant processing plant.

13.2Mine Plan Development and LOM Schedule
For Free State Surface Operations, the LOM Plan and schedule are derived from Mineral Reserves model, which is modelled at a specific cut-off grade for each TSF (Table 12-1). The cut-off grades for the respective TSFs were calculated using the 2023 budget figures, Mineral Reserve commodity price (Table 12-1), as well as the estimated mining costs.

The total LOM are derived from the Mineral Reserve estimate and can be accessed using the currently available infrastructure.

The mining rates used in deriving the LOM plan and schedule for the Free State Surface Operations are based on the current and expected operational performance, notwithstanding any unforeseen operational constraints. The remaining LOM for Phoenix Project and Central Plant Reclamation is 6 and 13 years, respectively. In accordance with the PFS, Free State Tailings has a 50 year LOM.

The LOM schedule assumptions on feed rates take technical factors such as equipment availability and utilisation, as well as operational factors such as weather conditions, which may affect the rate of reclamation into account. The recovered gold in accordance with the LOM schedule is used as input in the cash flow informing the economic analysis for Free State surface operations.

The overall generic design is a production rate of 300ktpm for the reclamation site, taking the specific conditions for each site into account. The considerations include the distance from the processing plant for each reclamation site.

For the Phoenix Project currently mines H1, Brand A (PB Dam A) and Dam 21 TSFs at a rate of approximately 500tpm. The Phoenix Project LOM Plan is presented in Figure 13-3 and Figure 13-4 according to tonnes milled and metal produced, respectively.

The Central Plant Reclamation processes TSF material from the FSS5, at a rate of 320ktpm until 2027. As reclamation at FSS5 TSF downscales, FSS3 TSF is set to commence production, reaching peak production rates in 2028. The Central Plant Reclamation will then process FSS3 TSF material until 2035. The production rate for the Central Plant Reclamation is expected to remain constant throughout the mine life. The Central Plant Reclamation LOM Plan is presented in Figure 13-5 and Figure 13-6 according to tonnes milled and metal produced, respectively.

The Free State Tailings LOM plan includes processing of TSF material from the 20 TSFs that have been investigated in the PFS. The Free State Tailings LOM Plan is presented in Figure 13-7 and Figure 13-8, according to tonnes milled and metal produced, respectively.

13.3Geotechnical and Hydrological Considerations
There are no further geotechnical and hydrological considerations for mining of the TSFs and WRD, the relevant considerations are discussed in Section 13.1.

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Figure 13-3: Graph of LOM for Phoenix Project – Tonnes and Grade

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FY2023
FY2024
FY2025
FY2026
FY2027
FY2028
Year
Tonnes Milled (Mt)
Gold Grade (g/t Au)

Figure 13-4: Graph of LOM for Phoenix Project – Gold Produced (kg)

1,000
900
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500
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Gold Produced (kg)
FY2023
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Gold Produced (kg)

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 13-5: Graph of LOM for Central Plant Reclamation – Tonnes and Grade

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Gold Grade (g/t Au)
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FY2029
FY2030
FY2031
FY2032
FY2033
FY2034
FY2035
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Tonnes Milled (Mt)
Gold Grade (g/t Au)

Figure 13-6: Graph of LOM for Central Plant Reclamation – Gold Produced

1,000
900
800
700
600
500
400
300
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0
Gold Produced (kg)
FY2023
FY2024
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FY2033
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FY2035
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Gold Produced (kg)

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 13-7: Graph of LOM for Free State Tailings – Tonnes and Grade

8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
Tonnes Milled (Mt)
0.16
0.14
0.12
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0.08
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0.00
Gold Grade (g/t Au)
FY2023
FY2024
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FY2030
FY2031
FY2032
FY2033
FY2034
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FY2036
Year
Tonnes Milled (Mt)
Gold Grade (g/t Au)

Figure 13-8: Graph of LOM for Free State Tailings – Gold Produced (kg)

1,000
900
800
700
600
500
400
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0
Gold Produced (kg)
FY2023
FY2024
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FY2036
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Gold Produced (kg)

13.4Dilution and Grade Control
No dilution or grade control is implemented as the entire TSF or WRD is mined.

13.5Ore Transport
With respect to the TSFs, the slurry is washed into the collection sumps and delivered to the pump station at the TSF. Thereafter a series of overland pipelines pump the slurry to the designated processing plant.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
In the case of the WRDs, the rock is loaded onto rail hoppers or trucks and transported to the designated processing plant for milling and mineral processing.

13.6Mining Equipment and Machinery
The equipment and machinery employed in the reclamation of the Free State Surface Operations TSFs include:
•hydraulic monitoring guns; and
•pumps.

The following equipment and machinery is employed in the mining of the Free State Surface Operations WRDs:
•dozers - create safe loading faces, maintain the WRD slope and blend the rock; and
•FELs – load the dozed material onto trucks or rail hoppers.

13.7Mining Personnel
The mining personnel by mining operation are presented in Table 13-3.

Table 13-3: Free State Surface Operations Mining Personnel

Project	No. Mining Personnel
Phoenix Project	237
Central Plant Reclamation	209
St Helena Project [1]	0
Total	446
Note: 1 - based on Feasibility Study, not yet operational.

13.8Commentary on Mining Method
The extraction of the TSF material via the hydro-mining method of extraction has proven to be safer and cheaper than loading and hauling methods, using truck and shovel operations. The method has been historically tested and is well understood for extraction of the MWS Operation TSFs. The TSF operations are established and supported by existing equipment, pipeline, infrastructure, and plants. Defined maintenance and capital equipment schedules are completed on an annual basis, once the CODM completes the business planning process. These schedules are incorporated in the mine planning process.

WRD: Dozers are positioned on top of the WRD. The dozers are used to create safe loading faces and blend the rock. The material is then loaded from the face onto trucks using FELs and transported to the relevant gold plants for processing. When loading is done at the bottom of the WRD, precaution must be taken to ensure that the face is not undercut. This precaution measure is put in place to prevent rock falls from the dump. A slope with a maximum inclination angle of 15° is created towards the loading point, where the WRD material is pushed down. The slope angle is monitored and maintained on a continuous basis.

As a safety measure, two red indicating poles are located at the top of the dump in the area where the dozer is working. The dozer must not go beyond the indicating poles, and dozing does not take place vertically above a loading point where an FEL loading. A 30m advance is required between the dozer and the point vertically above an active loading point. As an additional safety consideration, operations at the WRDs take place during hours of daylight.

Free State Surface Operations have a solid operational history, and the mine design parameters are derived from production statistics.

While the Free State Tailings is currently at PFS stage, the LOM plan assumptions are derived from existing mining operations.

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14Processing and Recovery Methods
Section 229.601(b)(96) (14) (i-iv)
Two plants, namely the Central Plant and the Saaiplaas Plant, are currently dedicated to the processing of tailings material. Reclaimed tailings are pumped as slurry via pipelines and WRD material is transported on trucks, to the respective plants for processing.

14.1Saaiplaas Plant
The Saaiplaas Plant forms part of the Phoenix Project and is currently treating reclaimed tailings at a rate of 500ktpm from Brand A (PB Dam A) and Dam 21 TSFs.

14.1.1Mineral Processing Description
The Saaiplaas Plant flow diagram is presented in Figure 14-1. Pre-Oxidation of the slurry is initiated at the reclamation site where oxygen is injected into the slurry transfer line which feeds the plant. The slurry flows into the thickener distribution box and then to the thickener where the pH is corrected to 10.5 -11.0. The thickener underflow slurry is pumped over screens where any remaining trash is removed. Cyanide is added to the slurry in the screen underflow tank from where it is pumped to the leach circuit.

The twelve conical bottom air agitated Pachuca tanks are arranged in two parallel carousel circuits with six tanks in each circuit. Once the slurry is adequately leached and the gold has attached to the activated carbon this slurry reports to the Central Plant for elution. Elution involves the de-absorption of gold from the activated carbon into a concentrated solution.

All activated carbon is recycled from the elution circuit into the kiln where it is re-activated using thermal technology and then sent back to Saaiplaas for reuse. The residue from the CIL circuit is pumped to the St. Helena 123 Cyclone TSF.

14.1.2Plant Throughput, Design, Equipment Characteristics and Specifications
Saaiplaas Plant is currently reclaiming tails from TSF Brand A (PB Dam A) and Dam21. FSS6 has been earmarked for the next feed site after Brand A (PB Dam A) has reached depletion. The scheduling of feed to Saaiplaas will continue to ensure a 500ktpm production. The Saaiplaas processing parameters are presented in Table 14-1, whilst the major equipment is indicated in Table 14-2.

Table 14-1: Saaiplaas Plant Leaching Process Parameters

Processing parameters	Unit	Value
Slurry Density	kg/l	1.45-1.50
Leach Time	hr	18-24
pH		10.5
Cyanide Dosage	ppm	250-300

Table 14-2: Saaiplaas Equipment Specification

Plant Equipment	Units	No. of Tanks	Value
Thickeners	m	4	45
Reagent Addition Tanks	m3	2	30
CIL Pachucas	m3	12	1,000
Residue Tanks	m3	2	350
Carbon Tans	m3	3	350
Cyanide Storage Tanks	m3	2	50
Lime Storage Silos	t	2	400
Flocculant Hydration Tanks	m3	2	15
Liquid Oxygen Tanks	t	1	35
Linear Screens	m	2	5.5

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 14-1: Schematic Flow Diagram for Saaiplaas Plant

12 C Dam
Wilpen
Sewerage
13 Water Dam
Oxygen Injection
Wilpen
C Dam
B Water Dam
Brand A Reclamation Dam
21 Dam Reclamation
Flocculent Plant
Lime Plant
Thickeners
Blue Tank
Blue Tank
Mill Return
Regen Carbon from Central Plant
Loaded Carbon Tank
Stream 2 Massflow
Stream 1 Massflow
Woodchip Sump
Blue Tank
Stream Tanks
Fine Carbon Tank
Loaded Carbon Tanker to Central Plant
Liquid Cyanide Plant
Stream Tanks
1.6
1.4
St Helena Tailings Dam
Oxygen Injection

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
14.1.3Energy, Water, Process Material and Personnel Requirements
The operational water supply is sourced from circulating return water at Dam 13, the existing TSF for the Saaiplaas Plant, and power to the Saaiplaas Plant is received from Eskom. The monthly averages of consumption and personnel requirements are shown in Table 14-3.

Table 14-3: Energy, Water and Personnel Requirements at Saaiplaas Plant

Parameter	Unit	Value
Electricity Consumption	kWh/month	4,248,302
Water Consumption	kL	72,905
Personnel		372
Plant		191
Remining		181

14.2Central Plant
Reclaimed tailings from FSS5 TSF are processed through the Central Plant at a rate of 320ktpm. The rate of treatment will remain unchanged for the duration of the LOM even when new TSFs form part of the feed to the plant.

14.2.1Mineral Processing Description
Reclaimed slurry is delivered to the thickener distribution box and fed into the thickeners which have been converted to operate as high rate thickeners. The thickeners have been converted to “High Rate” thickeners by the additional of the FLSmidth ‘p-duct’ dilution system which dilutes the incoming slurry to assist with the settling process. The Central Plant flow diagram is presented in Figure 14-2.

The thickener underflow slurry is pumped over screens where any remaining trash is removed. Cyanide is added to the slurry in the screen underflow tank from where it is pumped to the leach circuit.

The leach circuit consist of six mechanically agitated flat bottom tanks and the pulp cascades down the Leach circuit under gravity. From the Leach circuit the pulp flows to the seven CIP Tanks which were fitted with interstage rotating screens to retain the carbon in the tanks while the slurry flows through.

Once the gold is dissolved into the cyanide solution it has a higher ability to adsorb (attach) onto activated carbon (made from coconut shells, nominal size ~2.5mm). Once the activated carbon is suitably loaded with gold the slurry is transferred to the elution section of the process. Elution involves the de-absorption of gold from the activated carbon into a concentrated solution.

All activated carbon is recycled from the elution circuit into the kiln where it is re-activated using thermal technology and then sent to the CIL at Central Plant, CIL at Saaiplaas or to Joel Plant for reuse. The eluate, rich in gold, is then pumped through a series of electrowinning cells where the gold is plated onto a stainless-steel wire mesh (cathode).

Gold smelting is carried out in a submerged arc furnace or induction furnace (for smaller batches). From here, the gold is poured into moulds, cleaned, sampled. The doré bars are transport to Rand Refinery Limited in Germiston, Gauteng, for refining.

14.2.2Plant Throughput, Design, Equipment Characteristics and Specifications
Central Plant is currently capable of processing 320ktpm fed from FSS5 until it is depleted at which time FSS3 will become the plant feed.

The cyanide leach is an intricate balance of time, pH and oxygen sparging. These parameters have been determined with metallurgical test work and historical performance in order to optimise the recovery. The parameters used in this process are set out in Table 14-4., whilst the current number and capacities of the major plant equipment found at Central Plant are presented in Table 14-5.

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Figure 14-2: Schematic Flow Diagram of the Metallurgical Process Diagram at Central Plant

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
Table 14-4: Central Plant Leaching Process Parameters

Processing parameters	Unit	Value
Slurry Density	kg/l	1.45-1.50
Leach Time	hr	18-24
pH		10.5
Cyanide Dosage	ppm	250-300

Table 14-5: Plant Equipment Specifications at Central Plant

Plant Equipment	Units	No. of Tanks	Value
CIP Tanks	m3	7	400
Leach Tanks	m3	6	2,000
Elution Columns	m3	2	15
Primary	m3	3	7.5
Secondary	m3	3	7.5

14.2.3Energy, Water, Process Material and Personnel Requirements
The operational water supply is sourced from circulating return water at Dam 13, the existing TSF for the Central Plant, and power to the Central Plant is received from Eskom. The monthly averages of consumption and personnel requirements are shown below (Table 14-6).

Table 14-6: Energy, water and personnel at Central Plant

Parameter	Unit	Value
Electricity Consumption	kWh	1,852,427
Water Consumption	kL	18,371
Personnel		209
Permanent		101
Contractors		108

14.3Free State Tailings (PFS)
The PFS proposes the processing of additional TSFs at both the following plants:
•Harmony One Plant (Figure 3-2). Production will be ramped up in 300ktpm increments as the plant modules become available and the plant is repurposed in 2024, 2032 and 2041; and
•Target Plant (Figure 3-2). This plant will be repurposed to 300ktpm tailings retreatment in 2028.

14.3.1Harmony One Plant Mineral Processing Description
Harmony One Plant is currently milling and treating ROM ore from Tshepong, Joel, Bambanani and Masimong shafts. The production profile for Harmony One Plant indicates a reducing tonnage profile which will allow for the additional feed from TSFs within the Free State Surface Operations to be processed. In order for the plant to be capable of processing the TSF material it will require repurposing which will occur in three stages to treat reclaimed tailings at a rate of 300tpm in each stage. The ore reception and milling sections of the plant will become redundant as the plant is repurposed to treat tailings only.

The proposed conversion sequence can be summarised as follows:
•in 2024 thickeners 5 and 6 will be used in conjunction with Leach and CIP module 3 to treat the tailings. The remaining four thickeners and leach and CIP modules will be used to treat the ROM ore;
•in 2032 a changeover will be done where thickeners 5 and 6 will be dedicated to thickening milled product and leach and CIP module 3 will be used for ROM ore. This will then free capacity for thickeners 1 to 4 and leach and CIP modules 1 and 2 to be used for TSF treatment; and
•finally in 2041 the entire plant will be dedicated to treat TSF material.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa
14.3.2Target Plant Mineral Processing Description
Target Plant is currently milling ROM from underground as well as surface rock dump material. The LOM production profile for Target Mine indicates that the plant will potentially be available for repurposing to treat TSF material by 2028.

The modifications to the Target Plant will require an upgrade of the following:
•thickener underflow pumps;
•leach feed screening system to accommodate the increased flow;
•the CIP interstage screens; and
•the existing residue pumping and piping system to pump to the new deposition site.

14.4Commentary on the Processing and Recovery Methods
Both Saaiplaas Plant and Central Plant have been in operation and dedicated solely to tailings re-treatment for a significant period, and as such the processing method is considered well established for the material being treated. The plants makes use of historical data (Figure 14-3) as the basis for their projected recoveries.

The metallurgical process is a well-tested technology for processing Witwatersrand ores. Recoveries used in the business plan were based on historic performance. The methodology applied considered the historical metallurgical recovery (18-month period) for the relevant ore source. The actual monthly head grades were reviewed and the relationship between the head grade and recovery were used as base for the Business Plan (“BP”) 2023 metallurgical recoveries, taking into consideration the relevant forecast head grades.

Figure 14-3: Graph of Historical Gold Recovery at Saaiplaas and Central Plant

70%
60%
50%
40%
30%
20%
10%
0%
Recovery (%)
Jul-21
Aug-21
Sep-21
Oct-21
Nov-21
Dec-21
Jan-22
Feb-22
Mar-22
Apr-22
May-22
Jun-22
Monthly Ave
Applied
Month, Year
Saaiplaas Plant Recovery (%)
Central Plant Recovery (%)

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

15Infrastructure
Section 229.601(b)(96) (15)
The Free State Surface Operations have adequate access to the infrastructure required to meet the planned LOM production schedules. In addition, all provisions and plans required for the St Helena Project have been made. The surface infrastructure located in the vicinity of Welkom and Virginia are presented in Figure 15-1 and further north in Figure 15-2. Detailed infrastructure associated with the Saaiplaas and Central plants are presented as Google Earth images in Figure 15-3 and Figure 15-4, respectively.

15.1Tailings Storage Facilities (Depositional TSFs)
The active and future deposition TSFs for all Free State Surface Operations are be presented in Table 15-1 and in Figure 15-1. Residues are pumped to the respective TSFs.

Table 15-1: Free State Surface Operations Active and Future Depositional TSFs

Status	TSF	Plant
Active	FSS2, St.Helena 4	Harmony One Plant
	Target	Target Plant
	Dam 23, Brand D	Central Plant
	St. Helena 1, 2, 3	Saaiplaas Plant
Future	Dam 21	Saaiplaas Plant
	H1 Footprint	Harmony One Plant ROM
	FSN1	Harmony One Plant Reclamation / Target Reclamation
	FSN2	Target Plant Reclamation
	FSN Valley	Harmony One Plant Reclamation / Target Reclamation
	Nooitgedacht	Harmony One Plant Reclamation / Saaiplaas Plant Reclamation
	Brand A	Central Plant Reclamation

15.1.1Saaiplaas Plant
Residue deposition onto the FSS6, FSS4 and FSS1 TSFs replaced the old Saaiplaas deposition TSFs at the end of 2011. Deposition onto these TSFs and the Brand D (PB Dam D) TSF stopped with the commissioning of the St Helena 1, 2 and 3 cyclone TSF which can accept the full monthly production of 500,000t from the Saaiplaas Plant.

Saaiplaas Plant began depositing material on the St Helena 1, 2 and 3 TSF in March 2013. This TSF is now the sole deposition site for the Saaiplaas Plant. Commissioning of the St Helena 1, 2 and 3 TSF allowed the planned increase in plant throughput to the required 500,000tpm until 2029. The St Helena 1, 2 and 3 cyclone TSF was constructed on an existing deposition site and as such it did not require the environmental permitting that a new site would have needed.

St. Helena 1,2 and 3 cyclone TSF has been confirmed to have sufficient deposition capacity up to the end of 2029.

15.1.2Central Plant
The Central Plant deposits tailings onto active Dams 23 and Brand D (PB Dam D) TSFs (Figure 3-2, Figure 15-1). Both facilities are conventional ring dyke daywall-paddock impoundments, constructed using the upstream method. The upstream method involves using the tailings material to construct the facility. The tailings material is hydraulically deposited via open end distribution pipes.

Sufficient deposition capacity is available for Central Plant’s remaining years of deposition in the current LOM Plan. This is however subject to the state of overall stability as the facilities rise, which will need to be monitored on a continuous basis.

A new deposition site will be required for to accept 300ktpm from Central Plant post 2036.

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Figure 15-1: Location of Free State Surface Operations in Relation to Local Infrastructure Between Welkom and Virginia

N
27°58'S
Welkom
Mine Services and Transport
Hostel
Masimong 4
FSS5
FSS3
PB Dam C
PB Dam D
PB Dam B
PB Dam A
FSS1
FSS2E
FSS2W
Saaiplaas 3
Saaiplaas 3
Bambanani West
FSS4
SP6
Saaiplaas Plant
Saaiplaas 2
28°02'S
FSS6
SP4
SP1
Saaiplaas 2
Bambanani East (PS4)
Saaiplaas 1
Bambanani Shaft
SP2
SP5a
SP5b
SP3
FSS7
Harmony 4
Evaporation Dams
Dam 21/H3
Central Plant
Unisel
23
Harmony 2
22a-cH1
Harmony 3
Sandrivier
Virginia 1
Virginia 2
28°06'S
Virginia
25
27 Calcine
30
31
30 A
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
TSF Being Mined
Non-active TSF
Active TSF
Non-active WRD
Dams and Pans
0
2km
26°50'E
26°54'E

Note: Plan only indicates TSFs and WRDs located between Welkom and Virgina.

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Figure 15-2: Location of Free State Surface Operations in Relation to Local Infrastructure North of Welkom

N
Allanridge
Target 1
Target Plant
Target 2
Target 3
Freddies 9
Freddies 9
Freddies 8
Freddies 7
Tshepong
Tshepong
Odendaalsrus
Freddies 6
Freddies 6
Nyala
Nyala
FSN3A
Phakisa
Freddies 3
FSN2
FSN3B
FSN1
Kudu
Kudu
Eland
Eland
FSN4
Two Plant
Sable
Sable
Secondary Roads
Rail
Towns
River
Plant
Shafts
Non-operating Shafts
TSF
Non-active WRD
WRD being Mined
Dams and Pans
0
2.5km
26°38'E
26°42'E
27°46'S
27°50'S
27°54'S

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 15-3: Detailed Infrastructure for Saaiplaas Plant
Source: Google Earth Image Date : September 2021 Thickeners

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

Figure 15-4: Detailed Infrastructure for Central Plant

N
Elution and Electrowinning
Lime Dosage
Leach
CIP
Dam 23 Residue Pump Station
Oxygen and Cyanide Dosage
Thickener
0
70m

Source: Google Earth Image Date : September 2021

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15.2Pipelines and Conveyors
For both Saaiplaas Plant and Central Plant, the collection sumps that deliver the slurry to the pumping stations, which is then pumped via overland pipelines to the respective plant streams have been dedicated to the transport of material and have been maintained effectively for this purpose.

The Free State Tailings PFS proposes the treatment of additional tailings material at Harmony One Plant and Target Plant. Nine TSFs are planned to be treated through the three modules that will progressively become available at Harmony One Plant (Table 15-2).

Table 15-2: Harmony One Plant Pumping Requirements for Further TSF Treatment

TSF ID	Pumping System Requirements
33B	Make use of a single slurry catchment pump system to transport slurry to a central slurry transfer pump.
33A
34A
32	Will each have their own catchment pump system that will pump slurry material to a central main slurry transfer pump system.
30A
FSS8	Will each be complete reclamation stations without any shared infrastructure.
Brand D
FSS2

The Target Plant will treat reclaimed tailings from Freddies 9 and Target TSFs which will each be equipped with their own standalone complete reclamation system.

15.3Power and Electrical
The power supply for the operations is from Eskom substations. If this supply is impacted by any outage the metallurgical plant makes use of two emergency diesel generators (250kVA and 1,500kW) that will keep critical equipment running, in order to ensure that the processes are not adversely impacted and could continue without start-up delays as soon as main power supply is restored.

15.4Water Usage
For the current 800ktpm reclamation in the Free State Surface Operations operational water supply is sourced from Dam 13, at an average rate of 32Mlpd. This will include water requirements for Harmony One Plant. Water for the reclamation project for Target Plant will be supplied from Freddies 9 Dam.

TSF reclamation is heavily dependent on a reliable and sustainable water supply. The operation has access to a company own surface water dam that is supplied mainly by deep shaft mines in the surrounding area. A large portion of the water used is also recovered and recirculated back to the surface dam mentioned above. This recirculated water comes from the tailings deposition dam and is process water that is drawn off from to a return water dam next to the facility.

At the pump stations and inside the metallurgical plant, process water is also critical for gland service water for the numerous pumps used in the operation. It is for that reason that a number of service tanks are used to ensure steady supply of the process water.

15.5Logistics and Supply
The surface infrastructure associated with Free State Surface Operations is presented in Figure 15-3. The Free State Surface Operations have adequate access through maintained provincial tarred roads.

15.6Commentary on Infrastructure
The operational infrastructure for both Phoenix Project and Central Plant Reclamation including road, rail, offices, security services, water and power supply is adequate, and is shared with the Harmony operations in the relevant areas. Both operations are well-established with sufficient logistical and infrastructure support for current operation. Infrastructure for the Free State Tailings has been included in the PFS.

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16Market Studies
Section 229.601(b)(96) (16) (i-ii)
Gold is traded in a variety of markets/exchanges both in physical form through over the counter (“OTC”) markets, bullion banks and metal exchanges etc., and through passive investments such as exchange traded funds (“ETFs”), which are based on gold prices and units representing physical gold which may be in paper or dematerialised form. Demand is driven by the jewellery market, bar and coin, use in technology, ETF’s and other financial products, and by central banks. An overview of the gold market is given in the following sections based mainly on data from the World Gold Council and GoldHub websites.

16.1Market Overview
Unlike almost all mineral commodities, the gold market does not respond the same way to typical supply and demand dynamics which are founded on availability and consumption, but rather on global economic affairs, particular those of the major nations, industrial powerhouses and economic regions, such as the Eurozone. The gold market is affected by government and central bank policies, changes in interest rates, inflationary or deflationary environments and events such as stocking and de-stocking of central reserves. It is also largely affected by global events such as financial crises, geopolitical trade tensions and other geopolitical risks. Price performance is linked to global uncertainty prompted by the prolonged Russia-Ukraine war (GoldHub, Accessed July 2022). It is an asset that can preserve wealth and deliver price outperformance in an uncorrelated way and that makes it extremely attractive.

16.2Global Production and Supply
Gold production and supply is sourced from existing mining operations, new mines and recycling.

16.2.1New Mine Production
Gold mining is a global business with operations on every continent, except Antarctica, and gold is extracted from mines of widely varying types and scale. China was the largest producer in the world in 2021 and accounted for around 9-12% of total global production (Gold.org, Accessed 2022; USGS Mineral Commodity Summaries, 2022). Overall, global mine production was 3,000t in 2021, slightly lower than production levels in 2020 (3,030t), and the second annual decline in production after 2016. Recent decline has been largely attributable to COVID-19 interruptions. In 2021, the major producing gold countries in the world were China (370t), Australia (330t), Russian Federation (300t), USA (180t), Canada (170t), Ghana (130t), Mexico (100t), and Uzbekistan (100t). Indonesia, Peru and Sudan produced 90t each, followed by Brazil (80t). South Africa produced 100t in the same year (USGS Mineral Commodity Summaries, 2022).

16.2.2Recycling
Annual global supply of recycled gold was 1,143.5t in 2021, a decline from the 2020 figure of 1,291.3t. Recycling supply responds to the gold price and its rate of change but experienced a modest increase during the year even as prices increased to all-time highs. India and China play large roles in the recycling market. In the first quarter of 2022, when gold demand was 34% higher than the previous year, the supply of recycled gold increased to 310t (a 15% increase y-o-y), and highest amount of activity for six years (Gold Demand Trends Q1 2022, Gold.org, April 2022).

16.3Global Consumption and Demand
Gold consumer demand is expected to be supported by gradual economic recovery. Gold has performed well as a consequence of a high-risk environment, low interest rates and a high price. While continued improvement in markets is expected post-COVID in 2022, economic slowdown among other factors is anticipated to place some downward pressure on consumer demand in China and India.

16.3.1Jewellery
Global annual jewellery demand increased from 1,329.7t in 2020 to 2,229.4t in 2021, amid a recovery of markets from the COVID-19 pandemic. As with recycling, the two largest markets, India and China, were major contributors to the decline in 2020, and markets were expected to improve with economic recovery in these geographies. In Q1 2022, recovery of demand was soft, down 7% y-o-y, after new lockdowns to contain COVID-19 (Gold Demand Trends Q1 2022, Gold.org, April 2022).
16.3.2Investment
The COVID-19 pandemic, high inflation and recent period of heightened risk and geopolitical uncertainty, has driven the value of gold as a ‘safe haven’ investment (www.gold.org/goldhub). Bar and coin investment was

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20% lower in Q1 2022, but 11% higher than a five-year quarterly average (Gold Demand Trends Q1 2022, Gold.org, April 2022).

A total annual gold investment of 1,006.42t was noted by the World Gold Council for 2021, a decline of 43% from the 2020 figure. Weaker investor interest in 2021 was seen with a net outflow of gold ETFs (-173.6t). Gold demand has since increased in Q12022 (34% higher than Q1 2021), driven by strong ETF inflows, and safe-haven demand (Gold Demand Trends Q1, 2022, Gold.org, April 2022).

Investment drivers also include low interest rates, a weakened USD, and an economic slowdown. A consequentially favourable price means even greater investment, but momentum has slowed with gold reaching a USD1,800/oz marker (Recent moves in gold, Gold.org, July 2022).

16.3.3Currency
Gold holds an inverse relationship with the USD and is usually traded relative to its USD price. During the current period of uncertainty, and the rising influence of Chinese currency, central bank asset managers may likely increase their interest in gold as a result. This has been a prominent trend since the economic downturn in 2008.

Future performance of the gold market is expected to be supported by investment demand (a need for effective hedges and a low-rate environment) and will be driven by the level of risk observed in the recovery of the global economy from the effects of COVID-19, which may offset any lag in recovery of consumer demand.

16.4Gold Price
16.4.1Historical Gold Price
In early August 2020, the London Bullion Market Association (“LBMA”) gold price reached historical highs and remained relatively high for the rest of the year (Figure 16-1).

16.4.2Forecast Gold Price
The minimum and maximum consensus gold price range for the year 2021 Q4 to year 2025 is presented in Figure 16 2. The long-term gold prices are considered from year 2025 onwards. Forecasts as advised from various financial institutions show that gold is expected to trade in a range of USD1,652/oz - USD1,728/oz, for the period 2022 to 2025 with a long-term outlook of USD1,521/oz.

The gold price forecast of USD1,546/oz is conservative if corroborated against a long-term broker consensus gold price outlook (Figure 16-2).

16.4.3Harmony Group Gold Hedging Policy
Harmony has a hedging policy which is managed and executed at Group treasury level on-behalf of its operating entities. The key features of the hedging programme are as follows:
•the policy provides for hedging (or forward selling) up to a maximum of 20% of expected gold production for a rolling 24-month period;
•the policy has no minimum quantity that should be hedged, and if an attractive margin above cost cannot be achieved (i.e., in a low gold price environment) then no hedges are entered into;
•Harmony enters into ZAR-denominated gold hedges for its South African operations (for the non-South African assets it enters into USD-denominated hedges);

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Figure 16-1: Graph of Annual Gold Price History – ZAR/kg

1,200,000
1,150,000
1,100,000
1,050,000
1,000,000
950,000
900,000
850,000
800,000
750,000
700,000
650,000
600,000
550,000
500,000
450,000
Gold Price (ZAR/kg)
2016/01
2017/01
2018/01
2019/01
2020/01
2021/01
2022/01
Year/month
Gold Price (ZAR/kg)

Source: https://www.gold.org/goldhub/data/gold-prices
Figure 16-2: Graph of Consensus View of Forecast Gold Price

Gold Price (USD/oz)
2,100
2,000
1,900
1,800
1,700
1,600
1,500
1,400
1,300
1,200
Australian Govt
Bloomberg median
BMO Capital Markets
Deutsche Bank (Andisa)
ETSA (Qtrly)
Fitch solutions
HSBC
JP Morgan
Nedbank
RMBMS
S&P Global
Scotiabank
Socgen
Standard Bank
Std Chartered Bank
TD Economics
UBS
World Bank: Develmt
Organisation
Min (USD/oz)
Max (USD/oz)
Longterm (USD/oz)

•Free State Surface Operations does not enter into hedges in its own name but delivers bullion to Rand Refinery for refining on behalf of Harmony. Rand Refinery is one of the world’s largest single-site precious metals refining and smelting complex in the world. Rand Refinery refine all of

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Harmony’s gold to at least 99.5% purity, and acting as agent, sells the gold on the daily spot London fixing price and make payment to the Harmony two days later;
•gains and losses realised from the hedging program are accounted for at Group level and the financial benefit (or downside) is distributed amongst the operations proportional to their levels of gold sales; and
•Free State Surface Operations does its mine planning and financial forecasts based on the estimated future gold price provided by the Group treasury, but its year-end actual financial results reflect the received gold price inclusive of the benefit of the hedging programme. Therefore, in theory, Free State Surface Operations receives a hedged gold price for a maximum of 20% of its gold sales with the balance attracting the spot price.

16.5Commentary on Market Studies
The factors which affect the global gold market are well-documented as are the elements which influence the daily gold price. The gold price recorded all-time highs during both 2020 and 2022, and although it has since moderated and retracted, the price remains well above the 5-year historical average.

The positive outlook for gold will likely be sustained. Key headwinds for gold are interest rate hikes, currently at near historically low levels, but continued geopolitical risk and underperformance of stocks and bonds will support gold (Gold Mid-Year Outlook 2022, Gold.org, Accessed 2022). The gold price has experienced weaker momentum in Q2 2022, but stabilised. The gold market is expected to remain supported, and prices elevated for the balance of the financial year running into FY2023.

Harmony has a relatively conservative gold hedging policy in place, and this is used to take advantage of the movements in the gold price to maximise the average gold price received, with the benefit of this hedging programme flowing through to Mine Waste Solutions.

16.6Material Contracts
Harmony has contractual vendor agreements with various service providers and suppliers. The most significant of these contracts, which are currently in place to support Mine Waste Solutions, are presented in Table 16-1.

Table 16-1: Material Contracts

Vendor Name	Nature of Service /Supply
Intasol Tailings (Pty) Ltd	Hydraulic re-mining of TBO Operations (Saaiplaas Plant)
Intasol Tailings (Pty) Ltd	Management and maintenance of FS TSF.
Intasol Tailings (Pty) Ltd	Management and maintenance of St Helena 123 Cyclone Dam
Lejweleputswa Taxi Investments	Transportation of personnel - Welkom area
Netcare 911	Provision of medical services at all Free State Operations

All of the listed contracts are currently valid and in good standing. Terms, rates and charges of contracts are considered consistent with industry norms. Contract management processes are in place and resourced so that contracts re-tendered and/or renewed as they approach expiry.

As with all major businesses, Free State Surface Operations enters into a multitude of vendor agreements for the provisions of supplies and services. These agreements are entered into on a competitive basis and typically are of a medium-term duration all with clauses providing for periodic updating of pricing, annual (or other) renewal or termination.

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17Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Section 229.601(b)(96) (17) (i-vii)
The South African Government has an extensive legal framework within which mining, environmental and social aspects of the industry are managed. Harmony and its Free State Surface Operations are primarily regulated and managed by certain principal Acts (Section 17.3) as well as corporate policies, management systems and certain industry-wide guidelines, including:
•Energy Efficiency and Climate Change Policy;
•Environmental Policy;
•Harmony Water Management Strategy;
•Biodiversity and Rehabilitation Position Statement;
•Socio-Economic Transformation Policy; and
•Corporate Social Responsibility Policy.

The latest sustainability policies and public environmental social and governance (“ESG”) performance and disclosure report(s) are available on the corporate website. Harmony has identified the environmental risks for the business and has strategies and management systems in place to manage the risks.

17.1Results of Environmental Studies
In South Africa, the regulatory scoping and EIA process and associated report(s) form the basis on which the national Department of Forestry, Fisheries and Environment ("DFFE") administers the legislation and issues environmental authorisations. The EIA report generally identifies and predicts the likely environmental, social and other related impacts and establishes the measures that are necessary to avoid, minimise or offset predicted adverse impacts. The mitigation measures are captured in an EMP and operationalised in an Environmental Management System (“EMS”).

Free State Surface Operations has implemented an EMS aligned with ISO 14001:2015 standard to help identify, manage and monitor its environmental impacts. The EMS provides a holistic approach to encourage better environmental performance and helps demonstrate its compliance with its statutory and regulatory requirements.

Target and Harmony One metallurgical Plants are ISO14001:2015 certified, and Saaiplaas and Central reclamation Plants are in the process of applying for ISO14001:2015 certification. Internal and External ISO14001 audits are conducted on an annual basis to determine the level of compliance to the ISO14001:2015 requirements; and by conducting legal compliance audits on a regularly basis to determine the level of compliance to South African environmental legislation applicable to the operations. Every effort is made by both the operations to eliminate or minimise the negative effects of its activities on the receiving environment and adjacent communities.

17.2Waste and Tailings Disposal, Monitoring & Water Management
As part of its mining, environmental and water approvals, and licences, Free-State Surface Operations is required to implement monitoring programmes and plans to establish the operations impact on the environment. The compliance limits for the monitoring variable are included in the applicable EMP(s), WUL(s) and AEL(s). The environmental monitoring implemented across the Free-State Surface Operations includes:
•annual EMP performance assessments;
•monthly surface water quality monitoring;
•quarterly groundwater quality monitoring;
•waste classification and quantification;
•Annual Integrated Waste and Water Management Plan updates;
•monthly and quarterly air quality (i.e., noise and dust) monitoring; and
•periodic licence and authorisation compliance assessments.

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In terms of water and waste management, the TSFs are registered with the South African Waste Information System (“SAWIS”) as hazardous waste generators and waste is managed and disposed at registered and licensed landfill sites as required by the local by-laws.

17.3Permitting and Licences
In respect of environment, the following national Acts and the regulations promulgated thereunder provide the regulatory framework for mine permitting and licencing in South Africa:
•Mineral and Petroleum Resources Development Act, 2002 (“MPRDA”);
•National Environmental Management Act, 1998 (“NEMA”);
•National Environmental Management: Waste Act, 2008 (“NEM:WA”);
•National Environmental Management: Air Quality Act, 2004 (“NEM:AQA”); and
•National Water Act, 1998 (“NWA”).

The Free State Surface Operations are broadly governed by Harmony’s underground mining operations and their respective mining rights and environmental permits. There is no requirement under the existing legislative framework to hold a mining right to process mine residue stockpiles which are linked to existing operations by road, rail and/or pipeline.

Environmental permits and licences are however required that trigger any specific activity listed under the above-mentioned Acts and regulations. A summary of the status of all environmental permits and licences issued at the effective date related specifically to the Free-State Surface Operations is presented in Table 17-1

Table 17-1: Status of Environmental Permits and Licences

Operation	Permit / Licence	Reference No.	Issued By	Date Granted	Validity
Phoenix Project	Atmospheric Air Emission Licence- Exemption	LDM/AEL/YMK/017	Lejweleputswa District Municipality	05-Nov-18	N/A
	Water Permit	1214N	DWS	N/A	LOM
Central Plant Reclamation	Atmospheric Air Emission Licence	LDM/AEL/YMK/012	Lejweleputswa District Municipality	05-Nov-18	06-Nov-23
	Water Permit	1214N	DWS	N/A	LOM
General	Environmental Management Programme	FS30/5/1/2/3/2/1(82) EM	DMRE	12-Mar-10	Valid
Notes: DWS - Department of Water & Sanitation, DMRE - Department of Mineral Resources & Energy

All relevant mining, environmental and water-use permits are in place that cover the environmental, archaeological and hydrological components of the operations. All permits are audited regularly for compliance and the operation is currently within compliance for all relevant permits. The permits are continuously amended as required by the operation through relevant authorities. As such the operations are currently in the process of the applying for Water Use Licences in terms of the NWA despite being in the procession of valid Water Permits.

Environmental Management Programme Amendments were submitted/lodged in 2019 with the Department of Mineral Resources and Energy, we are currently awaiting decision from DMRE.

Environmental Management Programme and Basic Assessment Report for FSS6 TSF Reclamation Pipeline and associated pump station for Saaiplaas Plant has been submitted for decision making with DMRE

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17.4Local Stakeholder Plans and Agreements
Harmony strives to create sustainable shared value within the communities it operates. Local stakeholder plans and agreements are based on the results from socio-economic information, government development strategies and EIAs undertaken. The socio-economic development programme commits to:
•contribute to areas that will have the most meaningful socioeconomic impact on communities, namely infrastructure, education and skills development, job creation and entrepreneurial development;
•enhance broad-based local and community economic empowerment and enterprise development initiatives;
•facilitate socio-economic development in local communities by means of corporate social responsibility programmes;
•support arts, culture, and sports and recreation; and
•build relationships based on trust within host communities.

Despite no formal or regulatory agreements in place for Free State Surface Operations, the Company has committed to source labour from the surrounding communities as far as possible, where applicable.

17.5Mine Closure Plans
Since the Free-State Surface Operations does not operate under a mining right, there is no legal requirement under the current South African legislative framework for Harmony to compile a closure plan and provide financial assurance to the regulator.

Despite this, Harmony appointed Digby Wells Environmental (“Digby Wells”), an independent environmental consultant, to review and update the closure cost for Free State Surface Operations which was evaluated in June 2022. The exercise was conducted under the general “duty of care” principle as per Section 28 of NEMA, using regulation 53 and 54 of the MPRDA as a guideline. The closure cost as at 30 June 2022, was calculated to be ZAR289m including a 10% contingency allowance.

The approach followed by Digby Wells involved:
•identifying all areas and infrastructure that form part of the operations responsibility;
•measuring the volumes and areas of the active waste rock dumps and TSFs using survey data;
•developing a site-specific closure cost model aligned with the methodologies applied to other Harmony operations; and
•compiling a report that outlines the methodology, assumptions, technical solutions and any potential risks identified related to the closure cost.
Harmony does not have a legal obligation to have a post-performance or reclamation bond in place with the regulator to fund the cost of closure.

17.6Status of Issues Related to Environmental Compliance, Permitting, and Local Individuals or Groups
Most of the required environmental authorisations are in place and only require amendments to be made to reflect the current infrastructure. Based on current industry norms, a realistic timeframe to obtain relevant authorisations is estimated between 12 and 18 months.

17.7Local Procurement and Hiring
Harmony is committed to investing in the future of local communities beyond the life of the operations and not to only empower them, but also to mitigate the impacts of its operations to ensure a positive legacy. Although Free State Surface Operations is not governed by the MPRDA and therefore there is no legal obligation to comply with the 2014 Mining Charter, the Company applies this framework in its socio-economic development initiatives such as the procurement of local goods and services. Portable skills are

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developed through expanded learning programmes, learnerships and other programmes opened to operating communities and areas where labour is sourced.

17.8Commentary on Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
Periodic inspections are conducted by the regulator to verify compliance with applicable environmental laws, regulations, permits and standards. In addition, Free-State Surface Operations has implemented an EMS in line with the ISO 14001 standard. The EMS is audited on an annual basis by a third party and includes the needs and expectations of interested parties.

As part of the Harmony group, the operations conducts its operation based on policies and systems that are aligned to its corporate sustainable development framework. Although Harmony is not a signatory to the International Council on Mining and Metals or the UN Global Compact, these form the guiding principles of the framework. Harmony discloses its sustainable development voluntarily in accordance with the guidelines issued by the Global Reporting Initiative (“GRI”). Further to this, Harmony discloses environmental information on the Carbon Disclosure Project (“CDP”) for both climate change and water.

The Free State Surface Operations and its other associated mining operations have a good understanding of the environmental and social aspects of the operations through baseline and specialist studies previously conducted. Risk management and mitigation measures were adequately addressed in the environmental management plans and will be effective to mitigate risks and impacts to acceptable levels should the measures be implemented according to the specialists’ recommendations.

Most of the required environmental authorisations are in place and only require amendments to be made to reflect the current infrastructure. Based on current industry norms, a realistic timeframe to obtain relevant authorisations is estimated between 12 and 18 months.

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18Capital and Operating Costs
Section 229.601(b)(96) (18) (i-ii)
Economic parameters for the Harmony Group, including capital and operating costs, are determined, and signed off by the CODM, before distribution to the business units, including the Free State Surface Operations. The capital and operating costs are reported in ZAR terms and on a real basis. Rounding of figures may result in minor computational discrepancies.

18.1Phoenix Project
No capital costs have been allocated to the Phoenix for the remaining duration of the LOM.

A summary of the direct and indirect unit operating costs for the Phoenix for the FY2023 budget are presented in Table 18-1.

Table 18-1: Summary of Operating Cost for Phoenix Project

Operating Costs	ZAR/t (Processed)
Wages - Payroll 1	1.42
Wages - Payroll 2	0.31
Stores and materials	2.31
Electric power and water	5.79
Outside contractors	10.99
Other	0.23
Refining charge allocation	0.40
Hostel cost allocation	0.01
Treatment cost allocation	58.63
Mine Overheads	0.09
Total Operating Cost	80.17

18.2Central Plant Reclamation
Capital has been allocated from 2023 until 2027 (Table 18-2). No capital has been allocated for the remaining 10 years.

Table 18-2: Summary of Capital Cost Estimates for Central Plant Reclamation

Capital Cost Element (ZARm)	Total LOM (FY2023 - FY2035)
Surface Source Capital	42.05

A summary of the Central Plant Reclamation direct and indirect unit operating costs for the FY2023 budget are presented in Table 18-3.

Table 18-3: Summary of Operating Cost Estimates for Central Plant Reclamation

Operating Costs	ZAR/t (Processed)
Stores and materials	1.99
Electric power and water	5.60
Outside contractors	9.53
Other	0.08
Refining charge allocation	0.46
Assay cost allocation	0.11
Treatment cost allocation	57.33
Mine Overheads	5.98
Total Operating Cost	81.09

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18.3Free State Tailings
The capital cost allocation for the Free State Tailings (Table 18-4) has been determined based on the following:
•as a result of the similarities in the conversion of Harmony One Plant and Target Plant with the conversion of the Kopanang Plant to treat reclaimed tailings, the cost estimate was based on a factorised cost of the March 2021 Mispah Tailings Reclamation PFS, which costed the conversion of the Kopanang Plant;
•the reclamation station designs were done by INTASOL (“INTASOL tailings”) and based on a reclamation rate of 300ktpm, and are based on the bills of quantities generated from the design and single vendor quotes for the components in May 2021;
•the tailings dam construction costing was based on a factorised cost from the Feasibility level design of the H1 TSF done by Epoch Resources and the PFS level design of the Harties Combined, East and South East TSFs by Jones and Wagener in November 2020; and
•residue pumping costs are based on the same component cost used for the Reclamation station design from May 2021.

Table 18-4: Summary of Capital Cost Estimates for Free State Tailings

Capital Cost Element	ZAR(m)
Residue Pumping	674.56
Deposition TSF	5,589.28
Return Water	100.01
One Plant	610.02
Target Plant	203.34
Reclamation Stations	2,670.25
Total Capital Cost	9,847.46

An average cost of ZAR70.13/t is applied to the Free State Tailings cash flow. This is based upon the recent operating costs from Phoenix and Central Plant Reclamation, was used for the Free State Tailings cash flow model.

18.4Comment on Capital and Operating Costs
The forecast capital and operating cost estimates are based on previous performance, taking the budget updates for the new financial year into account. Therefore, the forecasted costs are reliable, and at minimum meet the confidence levels of a PFS. A record of the forecast and budget costs is maintained by the operation, allowing for an assessment of the alignment of the forecast and actual costs. The forecast costs are reliable and known to a high level of confidence. The approach used for the estimation of capital and operating costs is consistent with industry practice.

The capital and operating costs for Free State Tailings have been estimated at PFS level.

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Technical Report Summary for Free State Surface Operations, Free State Province, South Africa

19Economic Analysis
Section 229.601(b)(96) (19) (i-iv)
19.1Key Economic Assumptions and Parameters
The CODM forms, reviews, signs-off and distributes economic assumptions to its various business units. On an annual basis, during the period October to November, long-term commodity prices and exchange rates forecasts’, are received from various financial institutions. In addition, a specialist in Economics from a reputable economics company based in South Africa, provides expert views on the global markets, forward looking commodity prices, exchange rates, consumer price index, production price index, electricity cost and consumable increases. All factors are analysed, cognisance is taken of the requirements of the NYSE and JSE markets, and a proposal is presented to the CODM for recommendation and approval. These assumptions are then applied at Free State Surface Operations, along with specific operational considerations.

19.1.1Metallurgical Recoveries
The metallurgical recoveries used in the economic analysis are provided in Table 11-3. These are based on metallurgical test work, and historical results.

19.1.2Gold Price
The proposed gold price (USD1,546/oz) is the price that is used by Harmony for the Free State Surface Operations annual planning cycle and forms the basis for the gold price assumptions used in the Phoenix Project, Central Plant Reclamation and Free State Tailings cash flows. The gold price and conversions used in the calculation of the various gold prices is presented in Table 19-1.

Table 19-1: Conversions Used in Gold Price Calculations

Economic Factors	Gold Price (USD/oz)	Conversion Factor (oz/kg)	Exchange Rate (ZAR:USD)	Gold Price (ZAR/kg)
2022 Mineral Resource	1,723	32.15	15.35	850,191
2022 Mineral Reserve	1,546	32.15	15.35	763,000
2023 forecasted gold price	1,546	32.15	15.35	763,000
Notes: 1. Forecasted gold prices as used in the Phoenix, Central Plant Reclamation and Free State Tailings cash flows.

19.1.3Exchange Rate
The consensus minimum and maximum ZAR:USD exchange rate for the year 2021 Q4 to year 2025 is presented in Figure 19-1. The long-term exchange rates are considered from year 2025 onwards. The volatility in the ZAR has continued against the USD resulting in the ZAR:USD exchange rate fluctuating. Forecasts as advised from various financial institutions show that the ZAR/USD is expected to trade in a range of ZAR15.13:USD – ZAR15.83:USD for the period 2022 to 2025 with a long-term outlook of ZAR15.83:USD in the short term.

In addition, the CODM has reviewed the ZAR:USD exchange rate performance over the past three years, for the period June 2018 - June 2021 (Table 19-2).

Table 19-2: ZAR:USD Exchange Rate Performance (July 2019 – June 2022)

Period	Average Exchange Rate (ZAR:USD)
July 2019 to June 2020	15.68
July 2020 to June 2021	15.41
July 2021 to June 2022	14.75
3-Year Ave. (not weighted)	15.28

The proposed spot exchange rate of 15.35 ZAR:USD is the exchange rate that is used by Harmony for the Free State Surface Operations annual planning cycle and forms the basis for the ZAR:USD exchange rate assumptions used in the Phoenix Project, Central Plant Reclamation and Free State Tailings.

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Figure 19-1: Graph of Consensus ZAR : USD Exchange Rate Forecast

21.00
20.00
19.00
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Exchange Rate (ZAR:USD)
ABSA
CITI Bank (Analyst)
ETSA (qtrly)
Goldman Sachs
HSBC
Investec
JP Morgan
Nedbank
Nedbank (ETSA)
Reuters median
RMB
Standard Bank
Std Chartered Bank
UBS
Organisation
Min (ZAR:USD)
Max (ZAR:USD)
Longterm (ZAR:USD)

19.1.4Royalties
Royalty is an expense paid to the government of South Africa and is accounted for only in the Central Plant Reclamation cash flow model. Phoenix does not pay royalties on the back of being a joint venture with a BBBEE company.

19.1.5Capital Expenditure
Detailed capital costs can be found for Central Plant Reclamation and Free State Tailings in Table 18-2 and Table 18-4, respectively. There is no capital expenditure required for Phoenix Project.

19.1.6Operating Expenditure
The operating costs are determined as a function of the cash working costs of the mining and mineral processing plant activities, and ongoing capital development for mining. Detailed operating costs are presented for Phoenix Project in Table 18-1 and for Central Plant Reclamation in Table 18-2. Free State Tailings has used an average operating cost of ZAR64.26/t.

19.1.7Working Capital
Movements in working capital are accounted for in the economic analysis; they are not however provided as a separate line item within the cash flows.

19.1.8Taxes
Mining tax on gold mining taxable income in South Africa is determined according to a formula, based on the taxable income from mining operations. Of that, 5% of total revenue is exempt from taxation while the remainder is taxable at a higher rate (34%) than non-mining income (28%). Accounting depreciation is eliminated when calculating the South African mining tax income. Excess capital expenditure is carried forward as unredeemed capital to be claimed against future mining taxable income.

19.1.9Closure Cost and Salvage Value
The closure cost estimates, and the provision thereof is presented in Section 17.1. No salvage value has been accounted for in the economic analysis.

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19.1.10Summary
The key assumptions used in the cash flow are summarised for Phoenix Project, Central Plant Reclamation and Free State Tailings in Table 19-3, Table 19-4 and Table 19-5, respectively.

Table 19-3: Key Economic Assumptions and Parameters for Phoenix Project Cash Flow

Parameter	Unit	Value
Production Rate	ktpm	16.7
Gold Recovery	%	45.00
Royalty	%	0.00
Tax Rate	%	Formula
Gold Price	ZAR/kg	763,000
Exchange Rate	USD:ZAR	15.35
Discount Rate	%	9.00

Table 19-4: Key Economic Assumptions and Parameters for Central Plant Reclamation Cash Flow

Parameter	Unit	Value
Production Rate	ktpm	10.5
Gold Recovery	%	48.00
Royalty	%	Formula
Tax Rate	%	Formula
Gold Price	ZAR/kg	763,000
Exchange Rate	USD:ZAR	15.35
Discount Rate	%	9.00

Table 19-5: Key Economic Assumptions and Parameters for Free State Tailings Cash Flow

Parameter	Unit	Value
Production Rate	ktpm	8.5
Gold Recovery	%	50.13
Royalty	%	Formula
Tax Rate	%	Formula
Gold Price	ZAR/kg	763,000
Exchange Rate	USD:ZAR	15.35
Discount Rate	%	9.00
LOM	Years	51.00

19.2Economic Analysis
Harmony's respective business units and its associated operating sites consider the economic assumptions discussed in Section 19.1 during their respective planning and analysis processes.

The discounted cash flow model is used to calculate the NPV of the investments. The NPV for the spot metal price, for Phoenix Project is ZAR352m and for Central Plant Reclamation is ZAR421m at a discount rate of 9%. Free State Tailings is included in the Phoenix Project and Central Plant Reclamation cash flows. The NPV is calculated on a cash flow that accounts for factors such as:
•mining and ore processing working costs;
•royalty payments;
•capital costs, including costs allocated to ongoing development;
•any significant project work considered as major projects; and
•costs deemed as abnormal expenditure.

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19.2.1Phoenix Economic Analysis
The operating cost model used for the financial evaluation was prepared in order to determine the NPV for Phoenix LOM. Cost estimates are zero-based on certain elements such as capital, where other costs are planned according to actual annual operational information (Table 19-6).

19.2.2Central Plant Reclamation Economic Analysis
The operating cost model used for the financial evaluation was prepared in order to determine the NPV for Central Plant Reclamation LOM. The costs are planned according to actual annual operational information (Table 19-7).

19.2.3Free State Tailings Economic Analysis
Free State Tailings’ economic analysis is included in the Phoenix Project and Central Plant Reclamation cash flows.

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Table 19-6: Phoenix Project Cash Flow

Parameter	Unit	Total	2023	2024	2025	2026	2027	2028
Tonnes Milled	kt	36,518.72	6,080.90	6,097.56	6,080.90	6,080.90	6,080.90	6,097.56
Grade	g/t	0.13	0.13	0.13	0.13	0.13	0.13	0.12
Gold Recovered	kg	4,690.36	773.46	787.96	782.36	814.64	772.54	759.40
Revenue	ZAR(m)	3,578.74	590.15	601.21	596.94	621.57	589.45	579.42
Operating Cost	ZAR(m)	2,996.96	487.53	494.51	497.36	505.44	505.44	506.68
Capital Costs	ZAR(m)	111.66	10.26	35.60	53.80	6.00	6.00	0.00
EBIT	ZAR(m)	470.12	92.37	71.10	45.77	110.13	78.01	72.74
NPV - (low discount rate)	@9%	352,024
NPV - (medium discount rate)	@12%	322,840
NPV - (high discount rate)	@15%	297,379

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Table 19-7: Central Plant Reclamation Cash Flow

Parameter	Unit	Total	2023	2024	2025	2026	2027	2028	2029	2030	2031
Tonnes Milled	kt	47,910.46	3,832.50	3,843.00	3,832.50	3,832.50	3,843.00	3,832.50	3,843.00	3,832.50	3,832.50
Grade	g/t	0.13	0.14	0.14	0.14	0.13	0.12	0.12	0.13	0.13	0.13
Gold Produced	kg	6,334.08	539.00	531.26	520.61	493.01	469.54	465.65	505.35	507.81	505.89
Revenue	ZAR(m)	4,832.90	411.26	405.35	397.22	376.17	358.26	355.29	385.59	387.46	385.99
Operating Cost	ZAR(m)	4,016.14	310.76	315.05	316.76	321.67	322.45	321.67	322.45	321.67	321.67
Capital Costs	ZAR(m)	42.05	3.30	6.75	21.00	9.00	2.00	0.00	0.00	0.00	0.00
Royalties	ZAR(m)	77.94	5.70	4.64	6.74	5.52	4.50	4.47	6.98	7.20	7.08
EBIT	ZAR(m)	696.77	91.49	78.92	52.72	39.98	29.32	29.16	56.16	58.59	57.25
NPV - (low discount rate)	@9%	420,890
NPV - (medium discount rate)	@12%	366,965
NPV - (high discount rate)	@15%	324,114

Parameter	Unit	Total	2032	2033	2034	2035
Tonnes Milled	kt	47,910.46	3,832.50	3,843.00	3,832.50	1,878.46
Grade	g/t	0.13	0.13	0.14	0.13	0.13
Gold Produced	kg	6,334.08	515.47	524.57	515.47	240.44
Revenue	ZAR(m)	4,832.90	393.30	400.25	393.30	183.46
Operating Cost	ZAR(m)	4,016.14	321.67	322.45	321.67	176.22
Capital Costs	ZAR(m)	42.05	0.00	0.00	0.00	0.00
Royalties	ZAR(m)	77.94	7.70	8.23	7.70	1.50
EBIT	ZAR(m)	696.77	63.94	69.57	63.94	5.75
NPV - (low discount rate)	@9%	420,890
NPV - (medium discount rate)	@12%	366,965
NPV - (high discount rate)	@15%	324,114

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19.3Sensitivity Analysis
The economic assumptions, cash flow breakdown and economic analysis contribute to the basis for the sensitivity analysis. Harmony has reviewed its exposure in terms of South Africa’s political instability, the COVID-19 pandemic, the currency exchange rate, and the gold price, on its financial assets and financial liabilities, and has determined the sensitivities for a ±10% variance. Management considers this range to be a reasonable change given the volatility in the market.

The sensitivity analysis is completed for variations in commodity price (ZAR/kg), total operating costs, and capital costs. The base case in the analysis below is the economic results emanating from the LOM plan (Table 19-6 and Table 19-7.

The sensitivity analysis for Phoenix, Central Plant Reclamation and Free State Tailings LOMs is based on a change in a single assumption while holding all other assumptions constant. In practice, this is unlikely to occur, as risks and/or opportunities will have an impact on the cash flows, and changes in some of these assumptions may be correlated.

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19.3.1Phoenix Sensitivity Analysis
The sensitivities on gold prices and opex are calculated and presented in Table 19-8 and Table 19-9. No sensitivity analysis was undertaken for capex as there are no capital requirements.

The sensitivity analyses indicated that Phoenix’s cash flow is most sensitive to changes in the gold price, closely followed by changes in operating costs.

Table 19-8: Phoenix Project Gold Price Sensitivity on NPV

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR/t)	Capital Cost (ZARm)	NPV (ZARm)
10%	4,477	839,300	80.17	0.00	708.83
LOM Plan	4,477	763,000	80.17	0.00	352.02
-10%	4,477	686,700	80.17	0.00	173.36

Table 19-9: Phoenix Project Operating Cost Sensitivity on NPV

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR/t)	Capital Cost (ZARm)	NPV (ZARm)
10%	4,477	763,000	88.19	80.70	269.53
LOM Plan	4,477	763,000	80.17	80.70	352.02
-10%	4,477	763,000	72.15	80.70	707.46

19.3.2Central Plant Reclamation Sensitivity Analysis
The sensitivities on gold prices and opex are calculated and presented in Table 19-10 and Table 19-11. No sensitivity analysis was undertaken for capex.

The sensitivity analyses indicated that Central Plant Reclamation is most sensitive to changes in gold price.

Table 19-10: Central Plant Reclamation Gold Price Sensitivity on NPV

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR/t)	Capital Cost (ZARm)	NPV (ZARm)
10%	6,334	839,300	81.09	42.05	781.72
LOM Plan	6,334	763,000	81.09	42.05	420.89
-10%	6,334	686,700	81.09	42.05	213.64

Table 19-11: Central Plant Reclamation Operating Cost Sensitivity on NPV

Sensitivity (%)	Production (kg)	Gold Price (ZAR/kg)	Operating Cost (ZAR/t)	Capital Cost (ZARm)	NPV (ZARm)
10%	6,334	763,000	89.20	42.05	335.52
LOM Plan	6,334	763,000	81.09	42.05	420.89
-10%	6,334	763,000	72.98	42.05	791.01

19.3.3Free State Tailings Sensitivity Analysis
No sensitivity analysis was undertaken as Free State Tailings are included with the Phoenix and Central Plant cash flows.

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20Adjacent properties
Section 229.601(b)(96) (20) (i-iv)
Free State Surface Operations treats various TSFs and WRDs in the Welkom and Virginia area. Harmony is the major gold producer in the area and as such has access to the majority of the surface deposits in the area.

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21Other Relevant Data and Information
Section 229.601(b)(96) (21)
Public disclosure reports on Free State Surface Operations operational, financial and environmental performance are available on the Company’s corporate website. The following reports are relevant to this TRS:
•Integrated annual report 2020/2021;
•ESG report 2020/2021;
•Financial report 2020/2021;
•Report to shareholders 2020/2021;
•Operational report 2020/2021; and
•Reserve Reclamation Pre-feasibility Study Cat 2 2021.

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22Interpretation and Conclusions
Section 229.601(b)(96) (22)
Free State Surface Operations is a wholly owned asset of Harmony, which is comprised of Phoenix Project, Central Reclamation Operations and the Free State Tailings. The operations are accessible and have good regional infrastructure. Management has a good handle on aspects pertaining to legal and environmental matters with respect to operating within the South African law, as regulated by the MPRDA, and supporting legislation.

Phoenix, Central Plant Reclamation and Free State Tailings have a significant Mineral Resource base, comprising gold-bearing TSFs and WRDs. These man-made deposits have their own depositional and mineralisation characteristics, and the exploration, modelling and estimation practices informing Mineral Resource estimates for these types of deposits is well established. The exploitation of these deposits is either through reclamation by hydraulic monitoring guns or through loading and hauling operations. These mining methods are also well established, and Free State Surface Operations has all the necessary infrastructure required to implement the mine plan.

Reclaimed tailings are pumped as slurry via pipelines and WRD material is transported on trucks, to the respective plants for processing at one of two plants, using an established processing method with well recoveries.

Harmony contracted SGS (previously Gold Mine Sand and Slime Dam Drillers), a drilling company with over two decades of TSF drilling experience, to drill a series of initial and infill drillholes on nine separate TSF’s (Saaiplaas Complex, FSS1, FSS4, FSN6 and FSS7) in 2017 and 2018 and again in February 2020 to complete infill drilling, primarily for metallurgical testing, on the Saaiplaas 3 and FSS6 TSF’s. The current samples from the two plants, Phoenix and Central, are analysed at Harmony Free State Laboratory.

All the TSFs in the plan have been drilled and have Mineral Resource models and the financial model is run every year based on the new gold price signed off by Cooperate Office (Randfontein) and cost models. Although the WRDs are not drilled, Mineral Resources were declared based on the volume surveyed less depletions and the grade is based on history as sampled at the belt.

The combined Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, for the TSFs increased from 0.723Moz in June 2021 to 0.911Moz (+0.188Moz) in June 2022 due to the inclusion of FSS6.

The Inferred Mineral Resources remained constant at 0.094Moz.

The combined Measured and Indicated Mineral Resources, exclusive of Mineral Reserves, for the Free State Surface Operations WRDs decreased from 0.032Moz gold as at 30 June 2021 to 0.013Moz gold as at 30 June 2022. This was due to depletions at Freddies 9, Tshepong and Nyala WRDs

The Inferred Mineral Resources for the Free State Surface Operations WRDs, exclusive of Mineral Reserves, increased from 0.225Moz to 0.234Moz in 2022 due to deposition on Tshepong WRD.

The Mineral Reserves for the TSFs decreased from 5.873Moz to 5.657Moz (-0.217Moz) mainly due to depletions at FSS5, Brand A and Dam 21.

No Mineral Reserves were declared for the WRDs.

In the previous year’s business plan, four business units were included namely, Phoenix, Central, St Helena Project and other Free State Tailings. In the BP 2023 business plan, St Helena Project was done away with and the TSFs that were planned under St Helena have been included under Phoenix and Free State Tailings.

Under the assumptions in this TRS, Phoenix, Central Plant Reclamation and Free State Tailings show a positive cash flow over the LOM which supports the Mineral Resource and Mineral Reserve estimates and the mine plan is achievable under the set of assumptions and parameters used. The TSF’s for Phoenix and Central that are being reclaimed currently are planned every year for the new business plan after the depletions have been subtracted to make sure that we plan only what is available and payable.

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Regarding the Free State Tailings, a financial model is run every year on the new commodity prices and costs to make sure that they are still above cut-off to be included in the business plan. However, the sensitivity was run on all the TSFs together, including the ones processed at Phoenix and Central.

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23Recommendations
Section 229.601(b)(96) (23)
The following recommendations have been provided by the QPs:
•to investigate a method of reclaiming when doing floor cleaning that will help with achieving the volumes planned as currently. The operation currently struggles to achieve the planned volumes when doing flow cleaning;
•planning of all TSFs in the business plan should be undertaken in Deswik CAD for greater accuracy to be achieved in the estimation process; and
•routine monthly surveying of the reclaimed areas using a drone for more accurate reconciliation on volume and the remaining Mineral Resources.

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24References
Section 229.601(b)(96) (24)
Deiss, A.M., and Mitchell, G.R. (July 2018). Technical Report for the Mineral Resource Estimate of the Free State Tailing Storage Facilities, Welkom, South Africa, ExplorMine Consultants. Harmony Gold Mining Company Limited, internal Report, 55pp.
Deiss, A.M. and Mitchell, G.R. (July 2019). Technical Report for the Mineral Resource Estimate of the Free State Tailing Storage Facilities, Welkom, South Africa - Update, ExplorMine Consultants. Harmony Gold Mining Company Limited, internal Report, 61pp.
Harmony Project Office, (July 2021). Harmony Reserve Reclamation Prefeasibility study Cat 2, 150pp.
https://www.gold.org/goldhub/data/gold-prices. Accessed 22 July 2022.
Mariba, E. (July 2020). Harmony Tailings evaluation: Saaiplaas Dam 3 and FSS Tailings Storage Facility samples. Maelgwyn South Africa (Pty) Ltd, internal report, 19pp.
Mitchell, G., and Molelengoane, T., (31 July 2020). Technical Report for the Mineral Resource Estimate of the Free State Tailing Storage Facilities, Welkom, South Africa – Update, ExplorMine Consultants, 71pp.
Powell, J.R. (2011). The General Method of the Geostatistical Evaluation of the Sampling Drill Hole Data of a Harmony Mine Dump/Tailings Dam. Harmony Gold Mining Company Limited, internal Report, 27pp.
Robb, L.J., and Meyer, F., 1995. The Witwatersrand Basin, South Africa: Geological framework and mineralisation processes. Ore Geology Reviews, 10(2), 67-94.
Robb, L.J., Robb, V.M., 1998. Gold in the Witwatersrand Basin. In: Wilson, M.G.C., Anhaeusser, C.R. (Eds.), The Mineral Resources of South Africa. Handbook. Council for Geoscience, 294–349.
South African Revenue Services. (2021, July 29). South African Revenue Services. Retrieved from Tax Relief Measures: https://www.sars.gov.za/media/tax-relief-measures/
Whillier, J. (2010). Slimes Dam Drilling, Sample Preparation & Sample Handling Procedures – Free State Tailings Uranium Project. Harmony Gold Mining Company Limited, internal procedure, 12pp.
World Gold Council. (2022, July 13). World Gold Council, Gold Hub, Gold mine production: Gold Production by Country | Gold Production | Goldhub
Yaldwyn, R. (2010). Free State Tailings Storage Facilities Drilling Programme. SRK Consulting, 19pp.

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25Reliance on Information Provided by the Registrant
Section 229.601(b)(96) (25)
Further to Section 24, in the preparation of this TRS, the principal QPs and authors relied upon information provided by the Registrant and other internal specialists with regards to mining rights, surface rights, contractual agreements, historical operating expenditures, community relations and other matters. The work conducted by these specialists was completed under the supervision and direction of the respective QPs. The specialists who assisted the principal authors and QPs are listed in Table 25-1.

Table 25-1: Other Specialists

Name	Specialist	Area of Responsibility	Association / Company
M Mbongo	Finance/Costing	Financial Manager	Harmony Surface Sources
H Mashaba	Environmental	Snr Environmental Officer	Central Office
T Hlobo	Processing	Plant Manager	Saaiplaas Plant
E Kleinhans	Processing	Plant Manager	Central Plant
T Leonard	Projects	Project Manager	Central Office
O Moiloa	Assaying	Laboratory Manager	Harmony Free State Laboratory

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